                                                                   Exhibit 10.25


                          SIEMENS / CASTLE OEM CONTRACT











                                 SIEMENS-CASTLE


                     OEM AGREEMENT FOR PURCHASE OF PRODUCTS

                          SIEMENS / CASTLE OEM CONTRACT


                     OEM AGREEMENT FOR PURCHASE OF PRODUCTS
                     --------------------------------------

                                    CONTENTS

PARTIES AND SIGNATURES....................................................... 5

ARTICLE I  DEFINITIONS....................................................... 6

         Terms Defined

ARTICLE II  CONFIDENTIALITY PROVISIONS....................................... 7

         Confidential Information
         Disclosure between the Parties

ARTICLE III  PRODUCT......................................................... 9

         Product Description
         Problem Determination
         Incompatibilities
         Special Products
         Product Changes
         Marketing

ARTICLE IV  PRICES.......................................................... 11

         Product Availability for Purchase
         Price Warranty
         Price List
         Forecast
         Discounts

ARTICLE V  PURCHASING TERMS AND CONDITIONS.................................. 15

         Order Servicing
         Change Orders
         Schedule Commitments
         Packing
         Shipping
         Receiving and Inspection
         Shipping Damage

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                          SIEMENS / CASTLE OEM CONTRACT


ARTICLE VI  PAYMENT......................................................... 19

         Payment Terms
         Invoicing

ARTICLE VII  WARRANTY....................................................... 20

         Warranty Liability
         Year 2000 Compliance Warranty
         Warranty Limitation

ARTICLE VIII  REPAIR SERVICE................................................ 22

         Repairs not covered under Warranty
         Repair Procedures
         Emergency Replacement Service
         Refurbishment

ARTICLE IX  AVAILABILITY AND SUPPORT........................................ 24

         Product Availability
         Technical Support
         Installation assistance
         Extraordinary Support
         Engineering Complaints
         Training

ARTICLE X  DOCUMENTATION.................................................... 26

         Specifications or Drawings
         Documentation
         Use of Information
         Reproduction of Documentation

ARTICLE XI  COMPLIANCE...................................................... 27

         Radio Frequency Energy Standards
         Registration
         Toxic Substances and Hazardous Materials
         Compliance with Laws

ARTICLE XII  TERM AND TERMINATION........................................... 29

         Term of Agreement
         Termination of Agreement

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                          SIEMENS / CASTLE OEM CONTRACT


ARTICLE XIII SOFTWARE....................................................... 30

         Rights In Software
         Software Documentation
         Repair To Software
         Software Certification
         Availability of Source Programs and Documentation
         Custom Software

ARTICLE XIV  GENERAL PROVISIONS............................................. 33

         Transferability
         Disclaimer of Agency
         Publicity
         Notices
         Governing Law
         Arbitration
         Non-Waiver
         Execution of Further Documents
         Other Remedies
         Effects of Headings
         Patent and other Proprietary Rights Infringement Indemnification
         Markings
         Contingency
         Developments by Siemens
         Validity
         Amendments
         Integration

ARTICLE XV  LIMITATION OF LIABILITY......................................... 36

         Limitation of Liability

ATTACHMENTS

         Attachment A   Product and Price List........................... 37
         Attachment B   Related Materials................................ 48
         Attachment C   Product Specifications........................... 49
         Attachment D   Non-Disclosure Agreements........................ 50
         Attachment E   Service Agreement................................ 53
         Attachment F   Forecast......................................... 70
         Attachment G   OEM Agreement Quality Assurance Provisions....... 71
         Attachment H   Release Escrow Agreement (Example)............... 73
         Attachment I   Licensee Escrow Agreement........................ 77
         Attachment J   Description of Escrow Materials.................. 81

                          SIEMENS / CASTLE OEM CONTRACT


                     OEM AGREEMENT FOR PURCHASE OF PRODUCTS

THIS AGREEMENT, having an Effective Date of December 23, 1998, is hereby entered into between Castle Networks, Inc., a Delaware corporation, having a principal place of business at 68 Tadmuck Road, Westford, Massachusetts (hereinafter referred to as Company), and SIEMENS INFORMATION AND COMMUNICATION NETWORKS, INC. a Delaware Corporation, having a principal place of business at 900 Broken Sound Parkway, Boca Raton, Florida 33487, (hereinafter referred to as Siemens).

WHEREAS, Siemens desires to purchase Products (hereinafter described) and thereafter desires to have Product delivered for Siemens' use with Siemens' products that may be offered for resale to third parties, and

WHEREAS, Company is interested in selling Product to Siemens.

NOW THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

     (a) The Articles, Attachments, and Amendments contained in this Agreement constitute the entire agreement between the Parties;

     (b) No modifications or waiver of any of the provisions, or any future representation, promise, or addition shall be binding upon the Parties unless agreed to in writing;

     (c) This Agreement supersedes and cancels any prior agreements in their entirety.

IN WITNESS WHEREOF, the Parties hereto have as of the Effective Date duly executed this Agreement, including Attachments A through J which are incorporated herein and made a part hereof, by the respective officers thereunto duly authorized.

Castle Networks, Inc.                 SIEMENS INFORMATION AND COMMUNICATION
                                      NETWORKS, INC.

By: /s/ Thomas M. Burkardt            By: /s/ Illegible
   --------------------------            -------------------------
Title: President                      Title: President and CEO
      -----------------------               ----------------------
Date: 12/23/98                        Date: 12/23/98
     ------------------------              -----------------------

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                          SIEMENS / CASTLE OEM CONTRACT



                                    ARTICLE I
                                    ---------
                                   DEFINITIONS
                                   -----------

1.0 TERMS DEFINED

As used in this Agreement, the following terms shall have the following respective meanings (in singular or plural usage, as indicated by the context).

1.1. "CATALOG" means any document that describes Company Products that are generally available for sale through normal distribution channels.

1.2. "CUSTOMER" means an end-user of Product who, at the time of acquisition of the Product, has taken possession of the Product for its end use and does not intend to further distribute the Product to yet another party.

1.3. "EFFECTIVE DATE" of this Agreement means the date first written above.

1.4. "MAINTENANCE PERIOD" means a period during which the Company shall make available to Siemens, maintenance service and repair parts for the Product.

1.5. "PARTIES" means Company and Siemens.

1.6. "PRICE LIST" means Company's published listing of its standard prices for which Company will sell its Product.

1.7. "PRODUCT" means the Product(s) specified in Attachment A including all generally sold, (i) standard spare parts, (ii) improvements, upgrades, corrections, modifications, alterations, revisions, or updates, to the specified Products made by Company during the purchase term of this Agreement.

1.8. "PRODUCT SPECIFICATIONS" means the technical specifications for the design, performance, operations, test and maintenance of the Product as more specifically set forth in Attachment C.

1.9. "RELATED MATERIALS" means the information, whether or not in documentary form, relating to, the use, maintenance or marketing of Product as set forth in Attachment B.

1.10. "SOFTWARE" means the software contained in any hardware Product and any Products which are comprised solely of software.

1.11. "SOURCE CODE" means human-readable source statements for the software including, without limitation, program listings, data definition models, indices, structure tables, system flow charts, program flow charts, defined terms, file layouts, program narratives and global documentation.

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                          SIEMENS / CASTLE OEM CONTRACT



1.12. "SPARES" means any sub-assembly generally provided by Company for field replacement for Products including, but not limited to, components, boards, fasteners, power supplies, cables, wiring, casings and other associated materials as more specifically specified in Attachment A.

1.13. "SPECIAL PRODUCT" means any special feature or capability that is not a part of the Company's generally offered Product, not contained in the general Product Catalog and Price List, and generally built-to-order. Special Products affected by this Agreement shall be specified in Attachment A.

1.14. "TERM OF THIS AGREEMENT" means the period of time in months beginning with the Effective Date and ending on the last day of the month, thirty-six (36) months thereafter.

                                   ARTICLE II
                                   ----------
                           CONFIDENTIALITY PROVISIONS
                           --------------------------

2.0 CONFIDENTIAL INFORMATION

For the purpose of this Agreement, "Confidential Information" shall mean any information and data of a confidential nature (i) if in writing, marked as "Confidential" or with other words of like import or effect, and (ii) if provided orally, then denominated as confidential prior to the oral disclosure and followed by a written abstract notated as "Confidential" or other words of like import or effect, both (i) and (ii) including, but not limited to, proprietary, developmental, technical, marketing, sales, operating, performance, cost, know-how, business and process information, computer programming techniques, and all record bearing media containing or disclosing such information and techniques.

2.1 DISCLOSURE BETWEEN THE PARTIES

     2.1.1 All Confidential Information exchanged between the Parties pursuant to this Agreement:

          2.1.1.1 shall not be distributed, disclosed, or disseminated in any way or form by the receiving Party to anyone except its own employees who have a reasonable need to know such Confidential Information;

          2.1.1.2 shall be treated by the receiving Party with the same degree of care to avoid disclosure to any third party as is used with respect to the receiving Party's own information of like importance which is to be kept secret. The receiving Party shall be liable for disclosure of Confidential Information of the disclosing Party only if such care is not used. The burden shall be upon the receiving Party to show that such care was used; and

          2.1.1.3 shall not be used by the receiving Party for its own purpose, except as otherwise expressly stated herein, without the express written permission of the disclosing Party; and

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                         SIEMENS / CASTLE OEM CONTRACT

          2.1.1.4 shall remain the property of and be returned to the disclosing Party (along with all copies thereof) within thirty (30) days of receipt by the receiving Party of a written request from the disclosing Party setting forth the Confidential Information to be returned.

     2.1.2 The obligations of the above paragraph shall not apply, however, to any information which:

          2.1.2.1 is already in the public domain or becomes available to the public through no breach of this Agreement by the receiving Party;

          2.1.2.2 was in the receiving Party's possession prior to receipt from the disclosing Party as proven by the receiving Party's written records;

          2.1.2.3 is received independently on a non-confidential basis from a third party free to disclose such information to the receiving Party; or

          2.1.2.4 is independently developed by the receiving Party as proven by its written records prior to receipt from the disclosing Party.

          2.1.2.5 is the subject of subpoena or court order.

     2.1.3 Either Party shall have the right to refuse to accept any Confidential Information under this Agreement.

     2.1.4 Siemens shall be free to disclose and distribute Company's Confidential Information to the extent that such Confidential Information is inherently disclosed in the ordinary sale and licensing of the Product and Related Materials.

     2.1.5 No license to the receiving Party, other than with respect to trade secrets and know-how, under any trademark, patent or copyright, or applications which are now or may thereafter be owned by the disclosing Party, is either granted or implied by the conveying of Confidential Information to the receiving Party.

     2.1.6 Each Party shall advise its employees, personnel, agents, staff and representatives of the terms hereof and require them to observe the terms and conditions hereof.

     2.1.7 Upon termination of this Agreement, for any reason, each Party shall promptly return to the other Party all Confidential Information provided by the other Party, not required for support of such parties current customers or as otherwise provided. In the event, however, that this Agreement is terminated by one party due to the other party's breach of the confidentiality or license terms of this agreement, the non-breaching party may demand all confidential information in the possession of the breaching party be returned.

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                          SIEMENS / CASTLE OEM CONTRACT



                                   ARTICLE III
                                   -----------
                                     PRODUCT
                                     -------

3.0 PRODUCT DESCRIPTION

Company agrees to sell and or license to Siemens the Product in accordance with the Product Specifications appended hereto as Attachment C and made a part of this Agreement. The quality of such Product shall be comparable to similar Products provided by Company to its other OEM Customers.

In addition, Company shall make available for Siemens' purchase and or license, all improvements, upgrades, enhancements, corrections, modifications, alterations, revisions, updates, made to Product during the Term of this Agreement on terms substantially as provided herein.

Company agrees to make available, during the Term of this Agreement, assistance to Siemens as set forth in this Agreement, with respect to any questions relating to the operation, marketing, maintenance or interpretation of the Product.

3.1 PROBLEM DETERMINATION
Company will provide Siemens, under the Confidentiality terms hereof, access to the bug lists and error data base which Company generally makes available to its OEM customers. Each party will be responsible for their own expenses for any software or data communications facilities required. Castle shall thereby disclose to Siemens errors, defects or problems in the Product, Product Specifications or Special Products during or after the Term of this Agreement. Company agrees, pursuant to the terms hereof, to assist Siemens in the correction of same.

3.2 INCOMPATIBILITIES
Company agrees to notify Siemens in writing of technical changes, enhancements, alterations, improvements or other modifications that could render such altered Product incompatible with previously provided Products or which would materially alter the manner in which such modified Products interface with Siemens equipment which is discovered in Company's normal testing. Company shall be responsible to test Products for conformity to industry standards and protocols as set forth in the Specification and compatibility with other devices meeting those standards. Any special compatibility testing between Siemens' products and those of Company shall be the responsibility of Siemens, except as otherwise provided herein. Such notice must be provided in a reasonable time to allow Siemens, in the exercise of prompt due diligence, to test and determine any necessary modifications to its equipment or to Product to ensure the continued marketability of the modified Products by Siemens, prior to delivery of Product with such changes, enhancements, alterations, improvements or other modifications. Company shall advise Siemens, with reasonable detail and specificity, as soon as reasonably possible with regard to any interoperability issues disclosed in its normal testing. In the event of interoperability failures between Company's Products and Siemens products the parties shall cooperate to resolve the failures in an appropriate manner.



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                          SIEMENS / CASTLE OEM CONTRACT



3.3 SPECIAL PRODUCTS
Special Products may be requested, quoted and developed from time to time and added to this Agreement by mutual agreement. Such Special Products, Related Materials and associated prices shall only become part of this Agreement on written approval of both Parties.

3.4 PRODUCT CHANGES

     3.4.1 Company shall advise Siemens of all changes to Product in accordance with the procedures specified herein.

     3.4.2 Company may at any time make changes in Product, or modify the drawings and specifications relating thereto, or substitute Product of later design to fill an order, provided the changes, modifications or substitutions under normal and proper use do not impact upon the Product's
     (a) reliability, (b) the Specifications, or (c) form, fit or function. For such changes, Company shall notify Siemens not later than thirty (30) days after such change has been implemented.

     3.4.3 Except in the case of "Mandatory Changes", Company shall send copies of a written change modification to Siemens ninety (90) days prior to the effective date of each change to Product which impacts on form, fit, function, reliability, or Product Specifications. Mandatory Changes are those changes required to correct an extremely unsatisfactory condition requiring immediate action, such as changes for safety or to meet existing Product Specifications. In such cases Company shall promptly send Siemens a change notification. Company shall provide with each change notification the following information if it is not already included: (a) Product change number; (b) a detailed description of the change; (c) reason for the change; (d) description of the impact of the change; (e) price impact, if any; (f) proposed date for changes. In appropriate cases Company shall provide Siemens' with a no cost sample of the changed Product for testing.

     3.4.4 In the event that Siemens reasonably rejects such change to a Product, Siemens shall advise Company of such determination as soon as reasonably possible, but in no event more than thirty (30) days from the date of notice. Siemens' failure to so notify Company shall be deemed an acceptance of the change. Company shall not furnish any such changed Products on any of Siemens orders if the change has been rejected. In such event, Products, with regard to the proposed change and any failure, problem or incompatibility which arises with regard to such change not having been made, shall be provided on an "as is", "where-is" unsupported basis without warranty.

     3.4.5 When Related Materials are updated, the Company will provide examples of same, however where updates are necessary or required for operation, installation or maintenance, updates will be provided concurrent with the release of the update.

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                         SIEMENS / CASTLE OEM CONTRACT

3.5 MARKETING

     3.5.1 PRIVATE LABEL: Siemens shall private label and market all Products purchased hereunder under Siemens own trade names and trade dress. Costs incurred by Company for changes to Products and for altered materials mandated by such private labeling shall be reimbursed to Company by Siemens. Company may, in good faith, order private label special materials in quantities in excess of Siemens' orders, based upon Siemens' forecasts, and Siemens shall reimburse Company for all such materials and reasonable inventory costs associated, if such materials are not utilized in Products for Siemens. On an exception basis, subject to Company's sole approval, and with mutual agreement required in each case, Company will supply and Siemens may market non-private label Products.

     3.5.2 ADDED VALUE: Purchase and License prices charged and terms granted to Siemens hereunder are based upon Siemens' agreement that it shall market the Products with substantial added value. Added value, for this purpose means that Products, as provided to Siemens customers in the customer's end-use installation, shall have material software and/or hardware modifications that invoke Siemens proprietary features, such as, but not limited to, network management, interoperability or management protocols. Such added value, while not necessarily a separately priced Siemens' product, shall constitute a material and significant portion of the Products value in the end-use customer's application.

     3.5.3 MARKETING EFFORTS: Siemens agrees to use its commercially reasonable best efforts to market the Products provided by Company hereunder.

                                   ARTICLE IV
                                   ----------
                                     PRICES
                                     ------

4.0 PRODUCT AVAILABILITY FOR PURCHASE

Company agrees to have the Product available for purchase by Siemens during the Term of this Agreement at prices as set forth herein and with delivery lead times, for forecast quantities of sixty (60) days ARO, reasonable with respect to similar Products of Company.

Company agrees that during the Term of this Agreement it shall, if requested by Siemens and at Siemens expense as mutually agreed, maintain in inventory units of Product available for delivery to Siemens above and beyond that being manufactured in response to Siemens' purchase orders and scheduled for delivery hereunder. Siemens may take delivery of such inventory in the event Siemens requires additional quantities for sale or shipment. In the event of anticipated labor disturbances, shortages of materials, or other conditions or events which could adversely interrupt deliveries by Company hereunder, Company agrees to advise Siemens as soon as reasonably possible and at Siemens' request, manufacture, sell, and deliver to Siemens, in advance, quantities originally scheduled for delivery during such period when such interruptions are anticipated.

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                          SIEMENS / CASTLE OEM CONTRACT



The site and facilities where Company shall manufacture the Product is Company's facility in Westford, MA or at other sites of which Company shall advise Siemens.

Upon advance notice and subject to the Confidentiality provisions contained herein, Siemens employees, agents or representatives may visit Company's manufacturing premises at reasonable times to observe Company's performance of its obligations under this Agreement.

4.1 PRICE WARRANTY
During the Term of this Agreement, the terms, conditions and prices for Products taken as a whole, under which Siemens may purchase the Product shall be no less favorable to Siemens than those which Company provides to any other OEM purchasing the same or similar Product in like quantities over like time periods under like terms.

4.2 PRICE LIST
The Price List for Product, Spares, and Special Products, during the purchase term of this Agreement are specified in Attachment A. The prices contained in Attachment A shall not normally be increased during the first two years of the Agreement except by mutually signed approvals by both Parties, subject to the provisions herein. Prices for the third year shall not be increased by percentage greater than the increase in the US Dept. of Labor's published Producer Price Index (all items) during the first two years of the Agreement. Products added to the Agreement for purchase or license shall be at prices as mutually agreed at the time of adding to the price list.

Prices under this Agreement are based upon Siemens' forecasts as set forth below. Separately priced software and certain hardware items are non-discountable.

On a case by case basis Siemens may request an incremental discount to preserve its margins in competitive situations and Company will negotiate, in good faith, such increments.

Castle reserves the right to revise prices upward in the event that it experiences cost variances in the areas of components, labor or manufacturing overhead that exceed 30% of its estimated costs for any of the foregoing cost items.

4.3 FORECAST

     4.3.1 Siemens shall use its commercially reasonable best efforts to accurately forecast its anticipated requirements for Product. An initial first year's forecast will be part of this Agreement, as shown in Attachment F. Siemens shall, on a rolling monthly basis, update the one year forecast. Such forecasts are for information and planning purposes only. Forecasted quantities and delivery dates are subject to change and do not constitute a binding commitment to buy on the part of Siemens.

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                          SIEMENS / CASTLE OEM CONTRACT




     4.3.2 Siemens forecasts shall be used for the following purposes:

          (a) Company shall utilize Siemens forecast for placing orders for custom components and sub-assemblies, unique to Siemens products. Prior to placing such orders, Company shall advise Siemens of the parts and components being ordered. Siemens shall, within 3 business days of such notice, advise Company of any items being ordered which Siemens believes, in good faith, are not appropriate, in the light of its order level. For those custom items ordered, Company shall bill Siemens in advance at the actual invoice price plus 15%. Such custom items, when received, shall be segregated and identified to Siemens and shall be made available to Siemens for its reasonable inspection and verification. (consignment option available)

          (b) Company shall grant to Siemens a credit, against the purchase price of Products, of the actual invoice price for the Custom items utilized in such Products which are purchased.

          (c) At the termination of this Agreement, Company shall ship to Siemens as directed by Siemens, FOB shipping point, all unused items under a or b, above.

          (d) Siemens orders shall be in line with its forecasts. In the event that Siemens' orders vary from Forecast, Company shall have the right to reduce or increase forecast quantities, as applicable, and, while Company shall use its commercially reasonable best efforts to accept all orders and meet lead times, it shall not be obligated to accept orders for quantities in excess of those forecast.

4.4 DISCOUNTS

     4.4.1 DISCOUNTING GENERALLY: Discounts are granted on the basis of Castle's OEM customer including significant added value, as defined in the agreement, and purchasing a quantity level of product.

     4.4.2 QUANTITY LEVEL: Siemens has represented to Castle, as inducement to grant the Base Discount provided for herein, that Siemens intends to use its reasonable commercial efforts to purchase and take delivery from Castle for resale, Castle Product having an accumulated invoice price to Siemens, excluding shipping and insurance, of approximately $51M (USD) over the 30 month period from first availability, in accordance with the Revenue Schedule, below.

     4.4.3 BASE DISCOUNT: The base discount for Siemens' purchases will be fifty percent of the US Price list price (50%) for discountable items as shown in the Castle Price List.

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                          SIEMENS / CASTLE OEM CONTRACT



     Exception items marked "non-discountable" or "limited discount" will be discounted as shown in the price list.

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                          SIEMENS / CASTLE OEM CONTRACT




     4.4.4 PERIODIC REVENUE SCHEDULE:

                         Cumulative net purchases        Percentage
     Month (inclusive)   by Siemens to end of Period     Increment during Period
     -----------------   ---------------------------     -----------------------
            0-6                      $ 3M                           6%
            7-12                     $11M                          16%
           13-18                     $23M                          24%
           19-24                     $37M                          27%
           25-30                     $51M                          27%

     FAILURE TO MEET PERIODIC REVENUE REQUIREMENT: In the event that Siemens fails to meet the revenue requirement, as shown in the Revenue Schedule above, during any period, the parties shall, at Castle's request, negotiate in good faith, an appropriate reduction in Siemens base discount on a going forward basis.

     4.4.5 CONFIGURATION DISCOUNT: The base discount will be increased for OEM purchases of systems having large configurations, in the following manner:

     # of chassis slots filled          Incremental Discount
     -------------------------          --------------------
              0 - 9                             0%
             10 - 14                            3%
             15 - 19                            6%

     Configuration discounts are computed on single orders for single delivery. Cards without chassis and add-on cards are not eligible for configuration discounts. For single order/single deliveries which are not factory configured, configuration discounts will be based upon even population of chassis ordered. Questions and disputes regarding configuration discounts will be resolved by solely by Castle in the exercise of its reasonable sole judgement.

     4.4.6 INTERNAL USE DISCOUNT: Products purchased for Siemens internal use will be discounted at 65% for discountable product. Siemens will track and maintain an inventory record and will report, if Castle so requests, the chassis serial number and configuration of internal systems. Internal systems which are sold, placed at customer locations or made available for customer use will be subject to a bill back equal to 2 times the difference between the internal discount and the discount that would have been applicable to the price of the system had it been purchased at the OEM discount.

     4.4.7 Orders placed for delivery with quoted lead times and forecasts, but not delivered due to Castle's failure, shall be considered as having contributed to the revenue requirement. Training, Support, NRE and special development fees will not be computed

                          SIEMENS / CASTLE OEM CONTRACT



     as part of the Revenue Requirement. Invoice prices, for the purpose of computing revenue, are net of shipping and insurance charges.

     Spare part prices and discounts are specified in Attachment A.

     Special Products prices will be individually quoted. Special Products may be added to the Price List in Attachment A, if mutually agreed to in writing by both Parties.

     All prices are quoted in U.S. dollars and are F.O.B. Company point of shipment and do not include, sales or other taxes, import duties, special packaging, shipping or insurance charges. Such additional charges shall be separately stated on the applicable invoice and paid by Siemens. Siemens shall not be responsible for taxes on Company's net income.


                                    ARTICLE V
                                    ---------
                         PURCHASING TERMS AND CONDITIONS
                         -------------------------------

5.0 ORDER SERVICING

A Siemens purchase order constitutes the exclusive statement of Siemens offer to Company to purchase Product, Special Products, and Spares. Acceptance by Company of a Siemens purchase order under the terms and conditions of this Agreement shall be indicated by written acceptance. Any additional or different terms or conditions expressed by Siemens or Company in a purchase order or acknowledgment shall be void unless expressly agreed to in writing by the other party.

5.1 CHANGE ORDER
Siemens shall have the right, by written change order, to make changes in any one or more of the following: (a) quantity of goods to be delivered; (b) method of shipping or packing; (c) place of delivery; and (d) delivery schedules, as limited herein. Change orders are subject to Company's acceptance in writing.

Purchase orders may not be cancelled.

Purchase orders may be rescheduled, one time, for up to ninety (90) days, so long as the request to reschedule is received by Company no less than 30 days prior to the scheduled ship date.

Once accepted, Company shall not change a purchase order without written approval by Siemens. If such change is made by Company without written approval by Siemens, the order may be subject to cancellation.

Siemens agrees to place an initial purchase order upon first Product availability, targeted for July 1, 1999 in quantities appropriate to the forecast, but for no less than $885,000.00, which may be neither canceled nor rescheduled. Company will ship initial order quantities to Siemens' stock at Company's facility, without additional charge, if requested by Siemens. Siemens will pay for such goods as if they were shipped to Siemens in the ordinary course.

                          SIEMENS / CASTLE OEM CONTRACT



5.2 SCHEDULE COMMITMENTS

     5.2.1 The requested delivery dates applicable to each purchase order will be set forth in such purchase order. Delivery dates will be confirmed by Company's acknowledgement. Company agrees not to ship Product prior to the agreed upon delivery date without Siemens' prior written authorization.

     5.2.2 Subject to the provisions contained in the Section 14.11 CONTINGENCY, in the event Company exceeds the agreed upon delivery date by more than three (3) business days, through no fault of Siemens, then in addition to all other rights and remedies provided for in this Agreement or otherwise and without any liability or obligation to Siemens, Siemens shall have the right to: (a) cancel such purchase order, or (b) extend such delivery date to a later date, subject, however, to the right to cancel as in (a) above if delivery is not made or performance is not completed by such extended date.

     5.2.3 In the event Company fails to meet the agreed upon delivery date and such failure is not due to reasons covered by the Section 14.11 CONTINGENCY, then Company shall be liable for purchase order cancellation and actual out-of-pocket logistical costs incurred by Siemens as a direct result of such failure.

     5.2.4 If a purchase order is canceled pursuant to the above, Siemens and Company shall agree to cancellation by Siemens, to the extent that Siemens' customer cancels its order as a direct result of Company's failure to comply with the terms hereof, addressing only that release of Product under the single order affected by Company's failure, and Company shall issue appropriate credits to be applied to future purchases for Products delivered .

     5.2.5 If Siemens requests, for reasons other than covered by the Section
     14.11 CONTINGENCY, that shipment be postponed beyond the date shown on a purchase order, Company may invoice Siemens as of the original scheduled delivery date for Product manufactured hereunder. Title for such delayed Product shall pass to Siemens on date of invoice.

     5.2.6 All Product invoiced to Siemens in accordance with the foregoing paragraph shall be marked conspicuously as Siemens property, and safely stored by Company separated from any other material stocks. Such Product shall be shipped out as ordered by Siemens. Company assumes responsibility for any loss or damage to such Product while stored by Company. Siemens shall reimburse Company for storage and insurance costs for such Product.

     Company shall advise Siemens in writing of the specific location where Product is stored and of any subsequent movement of the Product. Company agrees, upon request by Siemens, to execute and deliver to Siemens a bill of sale evidencing conveyance/license of such Product, free from liens and encumbrances, together with any other document such as a bailment agreement, warehouse receipt, lease (on storage space), mortgage, deed of trust, or surety bond as Siemens may deem necessary to secure title in such

                          SIEMENS / CASTLE OEM CONTRACT



     product against third parties, all of which documents shall be in a form reasonably acceptable to Siemens.

5.3 PACKING

     5.3.1 Company shall, at no charge, package and pack Product in appropriate boxes, reels, bundles, pieces, coils, etc. which will provide protection against damage (including static) during shipment, handling and storage in reasonably dry unheated quarters with temperatures and humidity levels within -30 to +65 degrees Celsius, and up to 95% relative humidity, respectively. Corrugated shipping containers shall comply with requirements of Rule 41 of the Uniform Freight Classification. Containers of any type that are too heavy or too large to be palletized shall be skidded to facilitate fork truck and/or mechanical handling.

     5.3.2 Company shall mark all such packaging for identification purposes in accordance with ARTICLE XI, COMPLIANCE.

5.4 SHIPPING

     5.4.1 Unless specifically agreed to by Siemens and Company, all shipment will be made F.O.B. point of shipment "collect" utilizing one of the approved and preferred carriers listed below. If questions arise concerning shipments, Company is directed to contact the Siemens ICN Transportation Department at telephone (407) 942-5499 or 942-5347.

                            Ground Parcel Shipments:
                         UPS Ground - Consignee Billing
                                   RPS Ground

                     LTL Motor Freight - Southeast Regional:
                           Southeastern Freight Lines
                                 Averitt Express

                          LTL Motor Freight - Longhaul:
                            Consolidated Freightways
                             Overnite Transportation

               Air Freight - Envelopes and packages up to 20 lbs.:
                                      FEDEX

                    Air Freight - Packages 21 lbs. and over:
                                Emery Air Freight
                             Burlington Air Express

                              Deferred Air Freight:
                             LEP/Profit Air Freight

                          SIEMENS / CASTLE OEM CONTRACT



                  International Envelope/Non-dutiable Parcels:
                                      FEDEX

                    International Package/Commercial Orders:
                              Kuehne & Nagel, Inc.
              (must consign to Orlando International Airport (MCO)

                           Van Line and TL Shipments:
                       Contact Siemens Traffic Department

     5.4.2 Additional Instructions:

          - Consolidate each day's shipments into a single shipment whenever possible.

          -    Route all motor freight and air shipments "Freight Collect".

          - Unless otherwise requested by exception, do not declare an "insured value" with the carrier as Siemens is self-insured.

          - Air or other premium shipments must be authorized by a Siemens ICN Purchasing Agent and will be routed via second day service unless instructed otherwise.

          - Excess transportation charges resulting from non-compliance may be billed to the supplier or deducted from the supplier's invoice.

          -    Absolutely no "COD" or "FCCOD" deliveries can be accepted.

          - Contact the Traffic Department in the event of carrier service failure(s) or if a deviation from these instructions is desired.

     5.4.3 Unless prior approval has been provided in writing, all shipments NOT in compliance with these freight terms or carrier routing instructions will be refused at the destination.

     5.4.4 Unless otherwise agreed to, all Product shipments under this Agreement will be in new, unused condition.

     5.4.5. Siemens shall not be charged for cartons, wrapping, boxing, crating, drayage or other such costs, unless agreed to in writing.

     5.4.6 Company shall ship Product from Company's nearest facility capable of supplying Siemens' needs.

     5.4.7 Product, Special Products, and Spares will be shipped with a packing list enclosed with each shipment.

     5.4.8 Title and risk of loss shall pass to Siemens upon proper tender of delivery to the common carrier.

                          SIEMENS / CASTLE OEM CONTRACT



     5.4.9 Shipping damage claims shall be reported to the carrier and Company shall replace such damaged goods on a first priority basis in Company's manufacturing queue (P1 basis), subject to the placing of the claim with the carrier by Siemens. Product, Special Products, and Spares will be shipped with a packing list enclosed with each shipment.

5.5 RECEIVING AND INSPECTION

     5.5.1 There shall be no partial shipments unless authorized by Siemens. Company shall be responsible for Siemens' reasonable direct out of pocket costs actually incurred as a result of unauthorized partial shipments. Siemens reserves the right to make final inspection of Product, Spares, and Special Products up to ten business (10) days after receipt at the ship to location.

     5.5.2 Siemens may, upon inspection, notify Company of any defect, deficiency, or default and reject such goods. Goods so rejected may be returned to Company under warranty and unless promptly replaced may subject the Company to cancellation of the purchase order.

     5.5.3 Goods shipped in advance of delivery schedule or unauthorized partial shipments, other than as provided for herein, may be rejected or returned to Company at Company's expense.

5.6 SHIPPING DAMAGE
Upon request, Company will insure, at Siemens expense, all Product orders hereunder until delivery to and acceptance of delivery by Siemens of such Product at the location designated on the purchase order. Company shall cooperate with Siemens in every reasonable way to facilitate the settlement of any such claim.

                                   ARTICLE VI
                                   ----------
                                     PAYMENT
                                     -------

6.0 PAYMENT TERMS

Unless otherwise agreed to in writing by the Parties, the terms for payment of all purchase orders shall be receipt of payment by check or wire transfer, in full, no later than sixty (60) days after the issuance of invoice, provided, however, that payment shall not impair Siemens right of inspection. Sums not paid when due shall bear interest at the lesser of 1.5% for each month or part thereof or the maximum allowed by law.

                          SIEMENS / CASTLE OEM CONTRACT



6.1 INVOICING

     6.1.1 All applicable Federal, State, and local taxes shall be stated separately on Company invoice.

     6.1.2 Company shall issue its invoice within two business days of shipment.

                                   ARTICLE VII
                                   -----------
                                    WARRANTY
                                    --------

7.0 WARRANTY

7.0.1 Company warrants that, for a period of twelve (12) months for hardware and four (4) months for software from the date ten (10) business days after shipment, the Product sold or licensed hereunder shall be free from defects in material and workmanship and shall in all respects conform to the specifications, including any modification thereof mutually agreed upon in writing and specified in Attachment C. Software is not warranted to be error free.

7.0.2 This warranty may only be utilized by Siemens and not Siemens' end-user customers; however, the sale or sublicense by Siemens to its end-user customer shall not terminate the warranty. Siemens shall provide first and second level warranty support and out-of-warranty sub-assembly replacement and software support directly to its end-user customers. To this end, Siemens will maintain an appropriate level of spares inventory.

7.0.3 If any Product supplied by Company hereunder fails to conform to this warranty during the warranty period and subject to the exceptions set forth herein, Company shall, at its sole cost and expense, either repair or replace the same. This warranty is made upon the express condition that:

     a) Company is given prompt written notice upon discovery of any non-conformity with explanation of the alleged deficiencies;

     b) Siemens first secures a return material authorization (RMA) and such Product is returned to Company's manufacturing facilities shipping prepaid, except as otherwise agreed;

     c) The Product has not been altered, modified or changed in any other manner than has been previously authorized by Company, nor has product been subject to misuse or damage due to improper handling and/or operation by Siemens or any Siemens customer;

     d) Repairs to the Product have not been made by anyone other than Company or at Company's authorized service facility; and

     e) The Software warranty does not extend to Software defects or failures resulting from misuse, neglect, accident or abuse not caused by Company or Company's representatives

                          SIEMENS / CASTLE OEM CONTRACT



     or which has been improperly installed, repaired, modified, or altered by someone other than Company or Company's representative.

     f) Neither the software nor hardware warranty extends to any defects or failures resulting from improper handling, failure to follow Company's operating and maintenance instructions or failure to maintain environmental conditions as recommended by Company.

7.0.4 Company will repair or replace the hardware within a reasonable time and will return repaired Product or will supply replacement Products to Siemens at Company's expense. For Software, Company will issue a patch or work around within a time frame as specified in the Service Level Agreement negotiated separately between the Parties and in accordance with the designated severity level of the problem, and will correct the non-conformance in the next commercial release of the Software.

7.0.5 No term, condition, understanding or agreement purporting to modify the terms of this warranty shall have any legal effect unless made in writing and signed by authorized officers of Parties.

7.0.6 All Products which have been repaired or replaced by Company shall have the same warranty as above for Product originally shipped, except the term of the warranty shall be the balance of the period of time ascertained by deducting from the original warranty term the number of days from shipment of the original unit by Company, and the time of receipt by Company of the defective Product, or ninety (90) days for hardware, thirty (30) days for the same defect for Software from date of repair or replacement, whichever is greater.

7.1 YEAR 2000 COMPLIANCE WARRANTY

     7.1.1 Company warrants and represents that the Products covered by this agreement, including all custom Products, individually and in combination, have been assessed and do achieve Year 2000 compliance. In order to be Year 2000 compliant, the Products must function accurately and without interruption before, during and after January 1, 2000, without any manual intervention in operations, and all date data information must be correct before, during and after that date. The Products, individually and in combination, shall provide correct results when moving forward or backward in time through and beyond January 1, 2000, and shall provide fault-free performance in processing dates and date-related data (including, but not limited to, calculating, comparing and sequencing). The warranties set forth above shall not be subject to any disclaimer or exclusion of warranties or to any limitation of Seller's/Licensor's liability under this agreement.

     7.1.2 Company also warrants and represents that it has assessed or is currently assessing Year 2000 compliance issues as it relates to its business operations; that it is actively resolving any Year 2000 non-compliance relating to its operations, and that it will achieve Year 2000 compliance prior to January 1, 2000, in order that it will be able to

                          SIEMENS / CASTLE OEM CONTRACT



     successfully conduct normal business operations during and after the transition into the year 2000. Such compliance includes, but is not limited to, systems critical to the procurement of raw materials and components and/or the manufacture and shipment of Products to Buyer/Licensee.

7.2 THIS WARRANTY EXCLUDES ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE.

                                  ARTICLE VIII
                                  ------------
                                 REPAIR SERVICE
                                 --------------

8.0 REPAIRS NOT COVERED UNDER WARRANTY

8.0.1 In addition to repairs and replacements provided for in the Article VII WARRANTY, Company agrees to provide at Company's then current prices, repair and replacement service on all Product at the latest revision level for a period of five (5) years after the expiration of this Agreement or any subsequent renewal agreement. Siemens will return, shipping pre-paid, Product to be repaired under this section to a location designated by Company and, unless otherwise agreed, Company shall ship the repaired or replacement Product which, at Company's option, meets the specifications at the time of original sale or as established in Attachment C, as amended from time to time, within thirty (30) calendar days of receipt of the defective Product.

8.0.2 In the event Company is unable or unwilling to provide repair or replacement service beyond the committed period in 8.01, except in the events covered in the Section 14.11 CONTINGENCY, and is unable to obtain another source or repair for Siemens, then Siemens may require Company, for a reasonable fee, to provide Siemens with the technical information solely for Siemens' use in the repair of the Product.

The technical information includes, by example and not by way of limitation: (a) manufacturing drawings and specifications including circuit pack schematics; (b) manufacturing drawings and specifications covering special tooling and the operation thereof; (c) a detailed list of all commercially available parts and components purchased by Company on the open market disclosing the part number, name and location of the supplier; and (d) repair specifications and test procedures, as available.

8.0.3 If Product is returned to Company for repair as provided for in this section, and is determined to be beyond repair, or repair costs are expected to exceed fifty percent (50%) of the cost of a replacement, Company shall so notify Siemens. If requested by Siemens, Company will sell to Siemens a replacement at the current agreement price or, if no such agreement exists, at a price agreed upon by Company and Siemens. Further, if requested by Siemens, Company shall take the necessary steps to dispose of the un-repairable Product consistent with sound commercial practices, and pay to Siemens the net salvage value, if any.

                          SIEMENS / CASTLE OEM CONTRACT



8.0.4 Replacement and repaired Products shall be warranted as outlined in the
Article VII WARRANTY.

8.0.5 It is expressly understood and agreed that this Agreement does not grant Company any exclusive privilege to repair any or all of the Product purchased hereunder for which Siemens may require repairs; and Company and Siemens may contract with others for these services.

8.0.6 All transportation charges for, and risk of in-transit loss or damage to Product returned to Company for repair under this Section will be born by Siemens. All transportation charges associated with the return of such repaired and replacement Product to Siemens will be borne by Company. Company shall bear the risk of in-transit loss and damage for shipments to Siemens on repaired or replaced Product.

8.1 REPAIR PROCEDURES
To facilitate the repair of Product, Siemens may contact Company with any questions that may arise concerning Repair Services and, if required, specify any special packing of Product which might be necessary to provide adequate in-transit protection from transportation damage.

Company may require that Siemens furnish the following information with Product returned to Company for repair: (a) an RMA number secured from Company; (b) name and telephone number of Siemens employee to contact in case of questions about the Product to be repaired; (c) ship to address for return of repaired Product;
(d) a complete list of Product returned; (e) the nature of the defect or failure, if known; (f) whether or not returned Product is in warranty, if known; and (g) whether or not Company should return replaced component parts.

Product repaired by Company shall have the repair completion date stenciled or otherwise identified in a permanent manner at a readily visible location on the Product and the repaired Product shall be returned with a tag or other papers describing the repairs which have been made with sufficient detail to identify replaced components.

All invoices originated by Company for repair services must be clearly identified as such, and must contain: (a) a reference to Siemens' Purchase Order or requisition for these repair services, (b) a detailed description of repairs made by Company and the need therefore, and (c) an itemized listing of parts and labor charges, if any.

8.2 EMERGENCY REPLACEMENT SERVICE
In addition to the Product replacement provisions set forth in the Article VII WARRANTY and Section 8.0 REPAIRS NOT COVERED UNDER WARRANTY, Company agrees, to make available to Siemens Emergency Replacement Service at mutually agreed to terms conditions and prices. In the event of an emergency condition and to the extent Company can reasonably do so, to ship replacement Product and Spares within twenty four (24) hours of notification by Siemens, on an exception basis only and so long as Siemens maintains an appropriate spares stock, for the duration of this Agreement and for a period of five (5) years thereafter.

                          SIEMENS / CASTLE OEM CONTRACT



In order to schedule shipment of emergency replacements, Siemens may telephone Company by 3:00PM EST (or EDT), as applicable, on a business day for delivery on the next business day.

For Product under warranty, there will be no charge for replacement Product, and outgoing transportation costs will be borne by Company. For Product not covered under warranty, charges for replacement Product will be the current FOB applicable price list price.

8.3 REFURBISHMENT
At the request of Siemens, and at a mutually agreed to price, Company shall refurbish Product at current revision level provided by Siemens for reuse. Refurbishment includes maintenance necessary to return the Product to a "like-new" operational and appearance condition that is suitable for its reuse by Siemens.

                                   ARTICLE IX
                                   ----------
                            AVAILABILITY AND SUPPORT
                            ------------------------

9.0 PRODUCT AVAILABILITY

Company agrees to offer for sale to Siemens, for a period of five (5) years after the expiration date of this agreement, or any subsequent renewal agreement, functionally equivalent maintenance, replacement, and repair parts. Such parts shall be priced at the then current agreement price, or if no such agreement exists, at a price agreed upon by Parties.

Company shall add products that are successors to the Products listed hereunder so that Siemens may purchase such successor products under the terms of this Agreement. Successor products are those offering like functionality, scale and scalability as the listed Products, and are marketed by Castle as substitutes when the listed Products are discontinued.

In addition, should Company decide, during the life of this Agreement, to discontinue manufacturing Product, Company shall give at least twelve (12) months prior notice to Siemens of such manufacture discontinuance to permit Siemens a last time buy opportunity.

In the event Company becomes insolvent, ceases to carry on business on a regular basis, or if the Company is no longer willing or able to fulfill its obligations to maintain or support Product in accordance with this agreement and Company is unable to obtain another source of supply for Siemens, then such inability shall be considered noncompliance with this section. In such event Siemens may require Company, on reasonable terms and conditions and at reasonable prices, subject to recovery of Siemens reasonable out-of-pocket costs, to provide Siemens with a license to such technical information or any other rights required so that Siemens can have manufactured or obtain such Product or parts from other sources for the sole purpose of supporting and providing incremental product to Siemens then installed customer base.

The technical information includes, by example and not by way of limitation: (a) manufacturing drawings and specifications of raw materials and components comprising such parts; (b) manufacturing drawings and specifications covering special tooling and the operation thereof;

                          SIEMENS / CASTLE OEM CONTRACT



and (c) a detailed list of all commercially available parts and components purchased by Company on the open market disclosing the part number, name and location of the supplier, and Price List for the purchase thereof.

9.1 TECHNICAL SUPPORT (SEE ATTACHMENT E, SERVICE AGREEMENT)

9.2 INSTALLATION ASSISTANCE
If requested by Siemens, on an exception basis only, Company agrees to make available at the installation site, a field engineer to render installation and cutover assistance. Prices for such services shall be at prices mutually agreed to by Siemens and Company.

9.3 EXTRAORDINARY SUPPORT
Company agrees, on an exception basis, to provide extraordinary support (material and/or services) at prices shown in Attachment E, or, where such prices do not exist, at Company's prevailing prices to assist Siemens in helping Customer in restoring service which has been disrupted due to catastrophic conditions (fire, flood, etc.). This support shall consist of that level of effort required to provide support in a time frame deemed necessary by Customer and agreed to by Company consistent with resource and manpower limitations of Company.

This clause shall not be construed to require Company to maintain any inventories whatsoever nor to maintain any position or status of readiness to perform in the future.

9.4 ENGINEERING COMPLAINTS

     9.4.1 Siemens may issue, in writing, engineering complaints to notify Company of unsatisfactory conditions or performances of Product that Siemens believes requires a change in the design, manufacturing process or installation instructions. Company shall provide a written response to each engineering complaint within thirty (30) days of receipt of such complaint and shall provide a corrective action plan thereafter if the parties agree that corrective action is required.

     9.4.2 If epidemic failures occur (defined as the same failure or specification non-conformities of the Product occurring due to the same specifically identified cause to more than five percent of installed Product within a period of three (3) months, in or out of warranty during the Term of this Agreement, then Company agrees to study and review, at no additional cost to Siemens, such failures and non-conformities as submitted in writing by Siemens. If it is mutually agreed between Siemens and Company that the Product is not in conformity with the applicable specifications, Company shall act with its commercially reasonable best efforts to correct the non-conformity by developing an engineering change to the Product or other mutually agreeable solution.

9.5 TRAINING
Company shall provide to Siemens ten (10) days of training on the Products at no charge at Company's site in a maximum of two (2) training classes for not more than ten (10) persons, or as otherwise mutually agreed.

                          SIEMENS / CASTLE OEM CONTRACT



Training, additional to that provided above, shall be offered to Siemens, at the prices listed in Attachment E. Such training shall, at Siemens' option, be held at Company's location or at Siemens' location. When such training is held at Siemens' location, Siemens shall provide adequate training facilities. Specifics of training are as set forth in the Training section of the Service Agreement, Attachment E.

Siemens shall be provided with updated training materials to reflect any changes, modifications, and enhancements to the Product. Training materials, courses, or bulletins will be provided by Company, anytime significant changes to Product are made. Siemens' rights to use training materials at no cost are limited to non-revenue and internal training use.

                                    ARTICLE X
                                    ---------
                                  DOCUMENTATION
                                  -------------

10.0 SPECIFICATIONS OR DRAWINGS

Company's Commercial and/or Technical Specifications shall cover the Products provided hereunder. Such Specifications are attached hereto and are hereby made a part of this Agreement as Attachment C, Product Specifications.

10.1 DOCUMENTATION

     10.1.1 Company agrees to furnish and convey to Siemens, in English, at no charge, two (2) complete sets of Product documentation in hard copy and a single electronic copy, as is normally provided with the Product listed in Attachment C, and any succeeding changes hereto, as described in the
     Section 3.4 PRODUCT CHANGES. Such Product documentation shall include, the right to reproduce such Product documentation for internal use at no charge hereunder.

     10.1.2 In addition, Company shall make available to Siemens on an as ordered basis, all Product documentation, and shop level repair documentation sufficient to allow Customer to perform component level trouble shooting and repair activities to Product. Prices for such documentation are shown in Attachment E. Such materials shall not include Source Code.

Company further agrees to furnish documentation in Frame Maker format or conforming to one of the following specifications:

     (a) Master Documentation Set on diskette or CD-ROM saved in HTML (Hyper Text Markup Language), or

     (b) Master Documentation Set on diskette or CD-ROM saved in SGML (Standard Generalized Markup Language), along with Document Type Definitions (DTDs).

                          SIEMENS / CASTLE OEM CONTRACT



     Company will be charged a fee by Siemens for converting the documentation to a format compatible with our customer's browsers (HTML), or

     (c) Company may provide Siemens with Uniform Resource Locator (URL) to their electronic documentation on the World Wide Web, or

     (d) Master Documentation Set on diskette or CD-ROM saved in a current version of a commonly used word processing package or in American Standard Code for Information Interchange (ASCII).

Company will advise Siemens in writing of all updates to documentation. This notification will be directed to Siemens' Product Line Management or its Designee and will include the new issue number, date of change, and reason for change. Siemens is responsible for notifying its end-user customers.

10.2 USE OF INFORMATION
All specifications, drawings, sketches, models, samples, tools, computer programs, technical information, confidential business information or data, written, oral or otherwise (all herein designated "Information") obtained by either Party hereunder or in contemplation hereof shall remain the property of the disclosing Party. All copies of such Information in written, graphic or other tangible form shall be returned to its owner upon request. Unless such Information was previously known to be free of any obligation to keep it confidential or has been or is subsequently made public by its owner or a third party pursuant to Article II CONFIDENTIALITY PROVISIONS, it shall be kept confidential, shall be used only in the filling of orders, or in performing otherwise hereunder, and may be used for other purposes only upon such terms as may be agreed upon in writing by both Parties.

10.3 REPRODUCTION OF DOCUMENTATION
Siemens may; in either electronic or paper media do the following: reproduce, prepare derivatives and distribute copies of documentation supplied by Company under this Agreement for internal use by Siemens, on a no charge basis to market, use and maintain the products supplied by Company under this Agreement. Documentation for Siemens' customers which constitute separately priced items in Company's price lists and which is provided to Customer by Siemens for or in respect of a fee may be reproduced at a mutually agreed to royalty fee. All copies, so produced shall contain all copyright and/or other proprietary notice contained in the original Company supplied documentation.

                                   ARTICLE XI
                                   ----------
                                   COMPLIANCE
                                   ----------

11.0 RADIO FREQUENCY ENERGY STANDARDS

Materials furnished hereunder shall comply, to the extent applicable, with the requirements of Subpart J of Part 15 of the Federal Communications Commission's Rules and Regulations, as may be amended from time to time, including those sections concerning the labeling of such

                          SIEMENS / CASTLE OEM CONTRACT



material and the suppression of radio frequency and electromagnetic radiation to specific levels. Should the material during use generate harmful interference to radio communications, Company shall provide to Siemens information relating to methods of suppressing such interference. In the event such interference cannot reasonably be suppressed, Company shall, at the option of Siemens, accept return of Product and refund to Siemens the price paid for Product. Nothing herein shall be deemed to diminish or otherwise limit Company's obligations under
Article VII WARRANTY of this Agreement.

11.1 REGISTRATION
When material furnished under this Agreement is subject to Part 68 of the Federal Communications Commission's Rules and Regulations, as may be amended from time to time, Company warrants that such Product when delivered is registered under and complies with Part 68 of the Federal Communications Commission's Rules and Regulations, including, but not limited to, all labeling and Customer instruction requirements. Company agrees to indemnify and save Siemens harmless from any liability, claims or demands (including the costs, expenses and reasonable attorney's fees on account thereof) that may be made because of Company's noncompliance with Part 68 of the Federal Communication Commission's Rules and Regulations. Company agrees to defend Siemens, at Siemens' request, against such liability, claim or demand. In such cases, Company shall have the right to control and direct the defense of and settlement of each claim or demand. Siemens shall promptly notify Company of all such claims.

11.2 TOXIC SUBSTANCES AND HAZARDOUS MATERIAL
All material that is a "hazardous chemical substance or mixture" or a "hazardous material" as these terms are defined in the Toxic Substance Control Act and the Hazardous Material Transportation Act are hereinafter referred to as Hazardous Material.

Company agrees to ship all such Hazardous Material on an F.O.B. destination basis, freight prepaid by Company and added as a separate item on Company's invoice. Company agrees to comply with all labeling, packaging, shipping and all requirements as required by the afore-referenced acts, the Code of Federal Regulation, Title 49 and all applicable state and local regulations. The Hazardous Material itself and its packaging shall be clearly and visibly marked so as to be readily identified.

Company agrees to provide the assistance to Siemens of an advisory nature in the use and disposal of all hazardous material purchased hereunder.

11.3 COMPLIANCE WITH LAWS

     11.3.1 Each party shall comply with all applicable federal, state, county and all local laws, ordinances, regulation and codes (including procurement of required permits or certificates) in its performance hereunder, irrespective of whether a specification is furnished. This may include, but is not limited to, compliance with the Occupational and Safety Health Act of 1970 as amended, the Small Business Investment Act of 1958 as amended, Vietnam Era Veterans Readjustment Assistance Act of 1972 as amended, the

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                          SIEMENS / CASTLE OEM CONTRACT



     Rehabilitation Act of 1973 as amended, and Executive Orders Number 11246 (Equal Employment Opportunity), 11625 (National Program for Minority Business Enterprises), 11701 (Employment of Veterans by Federal Agencies and Government Contractors and Subcontractors), 11758 (Authority Under Rehabilitation Act of 1973), 12138 (Creating a Woman's Business Enterprise Policy and Prescribing Arrangements for Developing, Coordinating, and Implementing a National Program for Women's Business Enterprise), and any applicable state or local law, rule or regulation affecting safety and health. If material, services or containers furnished are required to be constructed, packaged, labeled or registered in a prescribed manner, Company shall comply with federal law and, in addition, with applicable state or local law.

     11.3.2 The export laws and regulations of the United States prohibit, except under license, the export from the U.S.A. of certain commodities and technical data unless the exporter has received written assurance from the foreign importer that the commodities and technical data will not be further exported to certain countries. Both Parties agree to fully comply with all relevant export laws and regulations of the U.S.A. to assure that no violation of such U.S. export laws or regulations occurs and the Parties will cooperate fully in obtaining any such required licenses or approvals. The particular order shall be terminated if the Parties are unable to obtain any required export license or approval in a period of time that is reasonable with respect to the overall schedules.

     11.3.3 Company agrees to comply with any and all laws, rules and regulations governing design, manufacture, and testing of Product.

     11.3.4 Company will provide Product which is NEBS compliant.

                                   ARTICLE XII
                                   -----------
                              TERM AND TERMINATION
                              --------------------

12.0 TERM OF AGREEMENT

Unless otherwise amended in writing by the Parties, the Term of this Agreement shall commence on the Effective Date and continue for thirty-six (36) months. In the event of a renewal of this Agreement, for a maximum of 24 additional months, all terms shall be subject to mutual agreement.

12.1 TERMINATION OF AGREEMENT
Notwithstanding the provisions of Term of Agreement, if either Party hereto shall fail adequately to perform or observe any of the terms and conditions to be performed or observed by it under this Agreement, the other Party shall give written notice to the defaulting Party specifying the respects in which the defaulting Party has so failed to perform or observe the terms and conditions of this Agreement, and in the event that any defaults so indicated shall not be remedied by the defaulting Party within ninety (90) days after such notice, the Party not in default may, by written notice to the defaulting Party within thirty (30) days thereafter of its election to do so, terminate this Agreement for cause, and, except as provided herein, this Agreement and all

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                          SIEMENS / CASTLE OEM CONTRACT



the rights herein granted to the defaulting Party shall terminate five (5) days after the defaulting Party's receipt of such notice of termination. Failure of either Party to so terminate this Agreement due to a breach on the part of the other Party shall not prejudice its rights to terminate for a subsequent breach on the part of the defaulting Party.

In the event that Company shall (i) cease conducting business in the normal course, (ii) become insolvent, (iii) make a general assignment for the benefit of creditors, (iv) suffer or permit the appointment of a receiver for its business or substantially all of its assets, or (v) avail itself or becomes subject to any proceeding under the Federal Bankruptcy Act or any other statue of any state relating to insolvency or the protection of rights of creditors, and such event materially and substantially prevents Company from carrying out its obligations hereunder, then Siemens may, at its sole option and subject to the provisions of this Agreement, terminate this Agreement for cause.

In the event of a termination due to Company's material breech of its obligations hereunder, Siemens shall have the right to utilize the escrowed materials to support its installed customer base. Siemens shall pay the cost of escrow and updates.

Upon termination of this Agreement for any reason, Company shall promptly return to Siemens any Siemens' supplied materials.

                                  ARTICLE XIII
                                  ------------
                                    SOFTWARE
                                    --------

13.0 RIGHTS IN SOFTWARE

     13.0.1 Title to software furnished to Siemens or Customer shall remain in Company except as otherwise provided herein. For such term as Siemens shall continue to use and operate Product, Company grants Siemens a non-exclusive license to use the binary version of the software on the hardware with which the software was first supplied and the right to sub-license such like limited use to Siemens' end-user customers under the end-user license terms as set forth in 13.0.3, below. Such license is perpetual so long as Siemens remains in compliance with the license terms hereof.

     13.0.2 Siemens or Customer may copy the software for back-up or maintenance purposes for use with the hardware with which it was originally delivered, but shall not knowingly reproduce the software for any other purpose. Any such reproduction or copies shall include any copyright, similar proprietary notice or other notices contained in the items being reproduced.

     13.0.3 Siemens' or end-users rights to use the software are limited as follows:

     (a) The software may only be used on the hardware on which it is first supplied or supplied replacement hardware.

     (b) Copies may be made for back up purposes only.

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                          SIEMENS / CASTLE OEM CONTRACT



     (c) Software may not be modified, decompiled, disassembled or reverse engineered.

     (d) Siemens may, at no additional charge, sublicense software as a part of the sale, rental, lease, transfer, or assignment of Product. Such sublicensee shall succeed to all of Siemens' or Customer's rights and obligations under this license with respect to such software.

     13.0.4 Siemens or Customer may, at no charge, relocate software to another location within the United States for reuse with the product with which it was originally delivered when such Product has been relocated. Such relocation or reuse shall not alter Siemens' or Customer's license to use the software. Siemens or Customer shall notify Company in writing prior to each software relocation or reuse.

     13.0.5 The license fees and discounts applicable, if any, for software are as set forth in Attachment E, Price Lists.

13.1 SOFTWARE DOCUMENTATION
Company shall provide to Siemens, its standard software documentation in electronic form as listed in Attachment B.

13.2 REPAIR TO SOFTWARE (SEE SERVICE AGREEMENT, ATTACHMENT E)

13.3 SOFTWARE CERTIFICATION
Prior to providing major releases of software to Siemens hereunder, Company shall certify to Siemens, that such new releases have been tested to conform and perform in accordance with Company's specifications.

13.4 AVAILABILITY OF SOURCE PROGRAMS AND DOCUMENTATION
Siemens has, pursuant to this Agreement, licensed from COMPANY those computer software products listed in Attachment A hereto (the "Products"). Siemens desires to have the Source code for the Products placed in an escrow account ("Escrow") substantially pursuant to the terms and conditions of an Escrow Agreement, attached hereto as Attachment H, with respect to the Products as defined in the Agreement. COMPANY agrees to place a copy of the Source Code into Escrow with a mutually agreed Escrow Holder. If there is more than one Product listed in Attachment A for which Source Code is required, COMPANY may, at its option, establish separate escrow accounts for each Product's Source Code. COMPANY shall ensure that the copy of the Source Code that is deposited in the Escrow at any given time is the latest version. COMPANY will cause Siemens to be designated as a "Registered Licensee" of the Escrow by executing a document substantially as shown in Attachment J in Siemens' name for each Product and submitting such Exhibits to the Escrow Holder. A Licensee Escrow Agreement between Siemens, Company and the Escrow Holder, substantially as shown at Attachment I, shall govern the term of the Escrow. Upon receipt by the Escrow Holder of the executed Attachment J from COMPANY, the Escrow Holder will send to Siemens a copy of the Licensee Escrow Agreement.

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                          SIEMENS / CASTLE OEM CONTRACT



As a condition to Siemens' status as a Registered Licensee becoming effective, Siemens agrees to promptly execute and return to the Escrow Holder the Licensee Escrow Agreement.

Siemens shall follow the procedures set forth in Attachment I for notifying the Escrow Holder in the event that Siemens believes that a Release Condition has occurred that entitles Siemens to receive a copy of the Source Code for one or more of the Products from Escrow. Siemens shall have a non-exclusive limited license to use the Source Code strictly in accordance with the conditions outlined in Attachment H.

In the event of a termination under 12.1.2 Company agrees to make available to Siemens all source programs, technical documentation and other information (Software source materials) not previously provided to Siemens hereunder, for the sole purpose of maintenance, modification, or correction of the most current version of the Software provided to Siemens. Should Siemens' use of the Software source materials involve the practice of any invention covered by a patent, Company shall grant a non-exclusive license to Siemens to use such technology as is necessary for maintenance, modification or correction of Product for the term thereof. Such license shall be non-transferable and shall not be sublicensed by Siemens or Customer except for the purpose of having a third party perform these services.

13.5 CUSTOM SOFTWARE

     13.5.1 Custom software as used herein shall mean software requested by Siemens and developed exclusively by Company for Siemens.

     13.5.2 Siemens shall provide specifications to Company as part of a request for Company to develop custom software. Company shall notify Siemens, in writing, within the time frame specified in the request for acceptance or rejection of such request. Should Company accept such request, Company shall submit, within a mutually agreed upon time and at no cost or obligation to Siemens, a Firm Price Quote (FPQ) including, but not limited to: (a) a final summary of such customer software specification; (b) output formats; (c) description of documentation to be furnished; (d) fixed fee or other fees and charges, if any, for development of such custom software;
     (e) scheduled installation dates; and (f) a listing and goals of each task to be performed by Company, when each shall be performed and the order of performance (herein "Schedule").

     Siemens and Company shall mutually agree to payment terms and the rights of the Parties to such custom software prior to the commencing of development work by Company on a request by request basis.

     13.5.3 Siemens may, at its option, either withdraw its request, counter with another request for Company's consideration, or accept the FPQ and if accepted, thereafter issue an order to Company for the custom software. Prior to issuance of the order, Siemens shall incur no obligation to Company because of any withdrawal of Siemens' request.

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                          SIEMENS / CASTLE OEM CONTRACT



     13.5.4 After the completion of the development, Company shall deliver to Siemens on or before the applicable scheduled date all written custom software, source code, records of test data related thereto and all associated documentation.

     13.5.5 After such delivery and installation, Siemens and Company shall jointly test the custom software to determine if it conforms to specifications. Upon successful completion of said acceptance testing, Siemens shall notify Company in writing of Siemens' acceptance or rejection of the custom software, after such determination relative to conformance to the specification is made. If correctly rejected for non-conformance, Company shall, at no additional charge, promptly take such action as may be required to correct the deficiency.

                                   ARTICLE XIV
                                   -----------
                               GENERAL PROVISIONS
                               ------------------

14.0 TRANSFERABILITY

This Agreement shall be binding upon and shall inure to the benefit of any corporation, or other legal entity with which Company or Siemens may be merged or consolidated, or the successors to or assignee of the total assets of either of them which relate to this Agreement.

Neither party may sell, assign, transfer, delegate, or subcontract this contract or any rights or obligations hereunder, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

14.1 DISCLAIMER OF AGENCY
This Agreement shall not constitute either Party the employee, legal representation or agent of the other Party, nor shall either Party have the right or authority to assume, create, or incur any liability or any obligation of any kind, expressed or implied against, or in the name of or on behalf of the other Party.

With respect to third parties, any and all matters regarding Company's Products, warranties, or terms and conditions of sale shall be referred to Company by Siemens.

With respect to third parties, any and all matters regarding Siemens' Products, warranties, or terms and conditions of sale shall be referred to Siemens by Company.

14.2 PUBLICITY
Neither party shall disclose or publicize the existence of this Agreement or its terms, nor refer to the other party in connection with any Product, promotion or publication without the prior written approval of the other party. The parties will, upon completion of the Agreement and at appropriate stages during its term agree upon joint press releases to be made to the industry and general press.

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                          SIEMENS / CASTLE OEM CONTRACT



Each Party shall use its commercially reasonable best efforts not to disclose to any third party during the Term of this Agreement, the terms and conditions of this Agreement, except as may be required by law, or by governmental regulation, requirements or orders or as may be necessary to establish or assert its right hereunder.

14.3 NOTICES
Any and all written notices, communications and deliveries between Company and Siemens with respect to this Agreement shall be sufficiently made on the date of mailing if sent registered or certified mail to the respective address, subject to change upon written notice, of the other Party as follows:

In the case of Siemens:

Siemens Telecom Networks
400 Rinehart Road
Lake Mary, Florida 32746
Attention: Director of Purchasing

In the case of Company:

Castle Networks, Inc.
68 Tadmuck Road
Westford, MA
Attention: Thomas Burkardt

14.4 GOVERNING LAW
This Agreement shall be governed by the laws of the State of New York.

14.5 ARBITRATION
Any dispute hereunder shall be settled by binding arbitration in New York City under the rules of the American Arbitration Association for commercial disputes by a panel of three arbitrators. The arbitrators ruling may be enforced by any court having jurisdiction. Notwithstanding the foregoing, in the event of a threat of immediate, irreparable harm, either party may seek equitable relief in any court having jurisdiction.

14.6 NON-WAIVER
No delay or failure to exercise any right or remedy or enforce any provision of this Agreement shall operate as a waiver thereof. The waiver of one breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

14.7 EXECUTION OF FURTHER DOCUMENTS
The Parties agree to execute, acknowledge, and deliver all such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the intents and purposes of this Agreement or perfect or protect any right or license granted under this Agreement.

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                          SIEMENS / CASTLE OEM CONTRACT



14.8 OTHER REMEDIES
Any and all provisions for remedies agreed to in any specific provisions or instances in this Agreement are not intended as exclusive remedies, and each Party may pursue, in addition thereto, any remedies it may have at law, or otherwise, or take such other action as it may determine.

14.9 EFFECT OF HEADINGS
The Article, Section, Paragraph, and Attachment headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such Article, Section, Paragraph, or Attachment nor in any way affect this Agreement.

14.10 PATENT AND OTHER PROPRIETARY RIGHTS INFRINGEMENT INDEMNIFICATION
Company shall defend Siemens, at Company's cost and expense, against any claim or suit alleging infringement of a US, Canadian, or European Community patent, copyright or other proprietary right brought against Siemens or Siemens' Customer, to the extent that such claim pertains to the Product and Company shall pay all damages awarded or settlements, incurred in such claim or suit, provided that Siemens and/or Siemens' customer, as applicable, gives Company prompt written notice of such claim, sole control over its defense and settlement and cooperates with Company in the defense or settlement of such claim or suit. If an injunction is obtained against use of the Product as a result of infringement of a patent, copyright or other proprietary right, Company shall, at its option, and at Company's expense, either procure the right to continue using the Product, replace or modify them so they become non-infringing, but remain functionally equivalent or accept return of the Product and refund the depreciated purchase/license price therefor in the event the preceding two remedies are not commercially practicable.

14.11 MARKINGS
Company shall mark all Products furnished hereunder for identification purposes as follows:

     (a) Model/part number and serial number, if applicable
     (b) Month and year of manufacture
     (c) Other identification which may be mutually agreed to by Parties

Upon Siemens' written request, certain of Siemens trademarks, names, symbols, decorative designs or evidence of Siemens inspection (herein "Insignia") may be properly affixed by Company to the Product. The design, location and manner in which such Insignia will be affixed must be approved in writing by Siemens. Charges, if any, for such Insignia shall be billed and payable by Siemens.

14.12 CONTINGENCY
Neither of the Parties shall be held responsible for any delay or failure in performance hereunder caused by fires, strikes, embargoes, requirements imposed by Government regulations, civil or military authorities, act of God or by the public enemy or other similar causes beyond such

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                          SIEMENS / CASTLE OEM CONTRACT



Party's control. However, Company's delay or failure to perform shall not be excused by a default of any of its subcontractors or suppliers unless such default arises out of causes completely beyond the control of the Company. If such contingency occurs, the party injured by the other's inability to perform may elect to: (a) terminate a particular order or part thereof if the contingency continues for a period of more than sixty (60) days as to Product not already received; (b) suspend a particular order for the duration of the delaying cause, buy or sell elsewhere Product to be bought or sold hereunder, and deduct from any commitments the quantity bought or sold or for which commitments have been made elsewhere; or (c) resume performance under a particular order once the delaying cause ceases with an option in the injured party to extend the period hereunder up to the length of time the contingency endured. Unless written notice is given within thirty (30) days after such injured party is apprised of the contingency, (b) shall be deemed selected.

14.13 DEVELOPMENTS BY SIEMENS
Nothing contained in this Agreement shall prevent Siemens from independently developing, either through the use of its own personnel or through third parties, or acquiring from third parties, Product similar to Product or other types of Product. Nothing herein shall be construed to grant Company any rights in any such similar Product so developed or acquired or to the revenues or any portion thereof derived by Siemens from the use, sale, lease, license or other disposal of any such Product.

14.14 VALIDITY
In the event any provisions of this Agreement shall be deemed invalid by any court of law, the invalidity of that provision shall not affect the remaining portions of this Agreement and any ambiguity which arises by reason of such invalidity shall be construed in accordance with the overall intent of the Parties as exhibited by the remaining provisions of this Agreement.

14.15 AMENDMENTS
This Agreement may not be modified or amended, except in writing executed by the authorized representative of the Parties hereto.

14.16 INTEGRATION
This Agreement with Attachments A through G sets forth the entire Agreement and understanding of the Parties relating to the subject matter contained herein and merges all prior discussions between them and neither Party shall be bound by any definition, condition, warranty or representation other than as expressly set forth in this Agreement.

                                   ARTICLE XV
                                   ----------
                             LIMITATION OF LIABILITY
                             -----------------------

15.0 LIMITATION OF LIABILITY

With the exception of indemnification obligations for third party claims pursuant to paragraph 14.10, in no event will either party be liable to the other for special, incidental or consequential damages, including lost profits or lost data of any kind or type however arising.

                          SIEMENS / CASTLE OEM CONTRACT



                                  ATTACHMENT A
                             PRODUCT AND PRICE LIST


MARKETING DESCRIPTION OF CASTLE NETWORKS C2100:

 CASTLE NETWORKS C2100 SERVICES MEDIATION PLATFORM: A 21st CENTURY VOICE & DATA
       SERVICES PLATFORM FOR EMPOWERING NEXT-GENERATION SERVICE PROVIDERS

The C2100 Services Mediation Platform is a next-generation voice and data switching solution that allows you to cost-effectively deploy new revenue-generating services.

PROVIDER CONCERN                 SWITCHING REQUIREMENT       CARRIER BENEFIT
--------------------------------------------------------------------------------------------------------
Need for a cost-effective        A digital switch built     The C2100 supports new voice
    central office                with integrated DACS        and data services over a
   voice/data model                                              single connection
--------------------------------------------------------------------------------------------------------
Stringent central office             NEBS Level 3,          The carrier class C2100 switch supports
   requirements                  Bellcore certified SS7     colocation and enhanced interconnection
                                                            features, including Feature Group D services
--------------------------------------------------------------------------------------------------------
  Facilities require             1:1 redundancy at all      The C2100 supports un-manned central
"lights-out" operation           levels; remote control     office operation, resulting in lower
                                                            operational costs and increased profitability
--------------------------------------------------------------------------------------------------------
High "cost of being wrong"        Apply new technologies    The C2100 is a small footprint solution
 discourages aggressive          to reduce cost and size    enabling low-cost entry to new markets
      expansion
--------------------------------------------------------------------------------------------------------
Distinct skill sets currently    Multiple management        Either data or voice skill
   required for managing            techniques on            sets can manage the C2100
   both data and voice             a digital switch            voice/data solution


[logo CASTLE NETWORKS]                    Castle Networks Company Confidential 4


SEIZING OPPORTUNITIES TO EFFICIENTLY DELIVER NEW SERVICES
As a player in the competitive 21st Century telecommunications services market, you have an extraordinary opportunity to lead the wave of next-generation service providers by empowering your customers with a choice of affordable and creative services, applications, and integrated voice and data business solutions. Castle Networks helps turn your struggle to determine how to deliver simultaneous communications over packetized voice and data networks into a focused opportunity to outperform your competitors by delivering innovative services over transparent network infrastructure. The market landscape is changing rapidly, creating tremendous opportunities for aggressive service providers that embrace emerging technologies and prepare innovative and differentiated service offerings. The time to seize the opportunity is now--before your competition strikes first.

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                          SIEMENS / CASTLE OEM CONTRACT



As you compete with established carriers and service providers, you can gain a sustainable business advantage by selecting a high-density, high-performance switching architecture that alters the cost model for delivering new services. Instead of following the lead of incumbent carriers and trying to deploy new offerings based on legacy Class 5 switching equipment, you can leapfrog over them by selecting a highly dense, space saving switching platform designed to efficiently deliver 21st Century voice and data services. Analysts expect voice traffic on converged networks to grow into a $12 billion market in just two years, allowing carriers with the infrastructure plans in place to capitalize on these exciting revenue opportunities.

Castle Networks has developed a state-of-the-art switching platform that performs "Services Mediation" between the diverse technologies installed in legacy networks. You can protect your investment in legacy infrastructure while delivering robust services that enable you--for the first time--to truly take advantage of the combined benefits of existing voice and data networks.

INTRODUCING THE C2100 SERVICES MEDIATION PLATFORM
Founded by executives and engineers from leading vendors in both the voice and data worlds, Castle Networks has set out to change the traditional economic model for carriers while empowering a new breed of service providers. Castle Networks is introducing a cost-effective switching platform optimized for voice/data integration and full compatibility with existing infrastructure. The Castle Networks C2100 Services Mediation Platform mediates disparate signaling, transport, and management functions to span multiple networks. You can now transparently deliver voice, data, and even multimedia applications that leverage existing investments in Class 5 switches and installed network infrastructure. These applications add up to new market opportunity and cost of ownership savings for you, the service provider of the 21st Century.

The C2100 reduces the complexity of applications by enabling easy access to telecommunications and data communications database information by letting you deploy and manage services across multiple networks through a single, easy-to-use management interface. This new switching platform unites the multiple technologies of the public voice and data networks and provides the capacity required to support voice traffic at a price point that reflects a distributed product architecture and the business realities of a deregulated market. In doing so, the Castle Networks solution offers a cost-effective migration path and economic motivation for you to invest in next-generation C2100 switches that augment existing infrastructure while enabling new services.

                          SIEMENS / CASTLE OEM CONTRACT



PSTN MUST EVOLVE TO SUPPORT THE EXPLOSIVE GROWTH OF DATA

- There are an estimated 14 million U.S. households with access to the Internet, and Internet usage is rising at a rate of over 40 percent per year.

- According to SBC, Internet calls average 20.8 minutes, while the average voice call is 3.8 minutes. This creates problems for LECs that have engineered their networks for voice services.

- During peak hours, Internet calls consume 20-36 percent of telephone switch capacity, according to SBC.

- SBC research found that during peak hours, 15 percent of all calls--including emergency 911 calls--fail to be completed due to congestion.

- Demand for second and third residential telephone lines--which are used primarily for Internet access and telecommuting--is growing at 150 percent.

- Public utility commissions in many states are creating new area codes to accommodate the increase in demand due to Internet and remote access requirements. Even a relatively small state like Massachusetts has had to approve the creation of two new area codes within the past 3 years.

- According to Treillage Network Strategies, there will be more than $300 billion in U.S. carrier voice and data service revenues at stake by the year 2002.

By providing Services Mediation between the public voice and data networks, the C2100 connects your customers to voice, data and emerging services from any network at anytime. This central office platform allows you to increase your flexibility in defining and provisioning services in order to gain advantages in both time-to-market and cost. Additionally, you can accelerate the introduction of new services while allowing your data infrastructure to co-exist with your mature voice infrastructure.

You can systematically evolve to a distributed, low-cost communication infrastructure that delivers the reliability, availability, and scalability you require. The C2100 allows you to capitalize on innovation enabled by converged technologies to deliver differentiated, innovative voice and data services to your customers in a way that offers new levels of profitability never before possible.

                          SIEMENS / CASTLE OEM CONTRACT


-----------------------------------------------------------
YOUR CHECKLIST FOR A NEXT GENERATION CONVERGENCE SWITCH
-----------------------------------------------------------

-    DELIVERS THE RELIABILITY OF VOICE AT THE DENSITY/POWER/PRICE OF DATA

-    OPERATES NATIVELY IN CIRCUIT AND PACKET WORLDS

     -    Legacy PSTN and Multiple new Transports

     -    Existing OSS Integration

-    DELIVERS SEAMLESS SERVICES THROUGH MEDIATION

-    ARCHITECTED TO SCALE FROM TENS TO MILLIONS OF CONNECTIONS

     -    Right-sized for a new audience

     -    Pay-as-you-grow

-    DISTRIBUTES INTELLIGENCE AND CORE SWITCHING

-    LEVERAGES A VARIETY OF TRANSPORTS

[logo CASTLE NETWORKS]                    Castle Networks Company Confidential 4

RAPIDLY DEPLOY INNOVATIVE SERVICES
The Castle Networks Services Mediation Architecture(TM) (SMA) allows you to quickly deliver new services that give you an edge in a very competitive marketplace. Through the SMA's Mediation Policy Engine, Castle Networks offers a server-side Java management interface that streamlines development and management of new services--while masking the complexity of the underlying network. The C2100 actually virtualizes the network for the application, allowing you to simplify the increasing complexity of service exchanges with other carriers. This approach to co-mingling voice and data traffic in the public network--combined with the powerful concept of integrating telecommunications and data communications databases--allows you to capitalize on market shifts and introduce services that provide timely and responsive competitive advantages. For the first time, you'll be able to differentiate your service program offerings by adding enhanced voice/data services such as Web-based end-user provisioning of telephone call management.

And, you'll be able to exploit unprecedented abilities to develop new services, since the C2100 transparently links the end user to the transport network regardless of access or transport technology. The C2100 allows you to quickly deploy next-generation applications that require access to both voice and data signaling and database services. You'll be able to generate detailed end-to-end call records for consolidated accounting and billing, and you can add data and multimedia services while ensuring carrier-class reliability.

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                          SIEMENS / CASTLE OEM CONTRACT



The C2100 is optimized for bundled voice and data business services and leverages the feature-rich, mainframe-class switches already deployed in the Public Switched Telephone Network (PSTN) infrastructure. Your mission to quickly and cost-effectively build out new cities and offer bundled voice and data services in the competitive local exchange marketplace can be accomplished by leveraging this lower-cost, scalable, space-saving platform. Carriers with existing investments in Class 5 switches can cost-effectively augment mainframe-class switching equipment to expand capacity and offer new services, while the new breed of Competitive Local Exchange Carriers (CLECs) and service providers can choose to resell Class 5 switch services from the incumbent voice carrier while offering new data services.

Your customers will enjoy bandwidth guarantees, while you'll be able to enter into profitable Service Level Agreements (SLAs) for both voice and data. Your customers will be able to reap maximum benefits from your services by tuning their own bandwidth allocations to guarantee Quality of Service (QoS) levels. And you can define port availability levels and even offer premium service levels for one hundred percent port coverage.

The C2100 opens up a new world of possibilities for creating services. For example, you can offer bundled voice and data services through a single Primary Rate ISDN interface to business through a single leased line interface. Integrated Access Devices (IADs) or Integrated Communications Platforms (ICPs) on the customer premises can feed into the C2100 and provide value added voice and data services, such as web hosting, email, computer telephony integration, video services, and unified messaging. Data traffic from routers and switches on the enterprise LAN and voice traffic from PBXs can feed into dedicated ports on the C2100.

You'll be able to guarantee the number of ports available for long-distance voice calls, and you can even allow customers to reprovision their available bandwidth to manage periodic and predictable increases in voice or data traffic. By providing managed services you'll empower your customers to self-manage bandwidth according to their business policies and demands. Whether your customers need to add toll-free numbers in real-time or create Hunt Groups of varying size or complexity, these services can be dynamically provisioned through an easy-to-use web browser interface.

With the C2100, Castle Networks gives you the ability to easily create very large Hunt Groups so you can route voice and data traffic to optimize bandwidth and switching capacity. This allows you to create flexible Internet offload services. For example, you can offer ISPs increased control over equipment utilization because of the flexibility to route calls based on sophisticated Hunt capabilities that include:

     ROTARY: Linear calling with each successive call returning to the first port available allows you to route traffic to an ISPs best equipment before routing traffic to older or less functional equipment.

     CYCLIC: Enables you to route calls to the next available port to ensure that all ports throughout the group are used equally.



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                          SIEMENS / CASTLE OEM CONTRACT



     ROUND ROBIN: Allows you to direct traffic by "DS-1 Hopping" to make sure that load is distributed by routing each successive to the next T1.

     UNIFORM: You can ensure that there is an even number of calls on each T1 so that calls can be offloaded to remote access servers equally to balance load across ISP concentrators.

     LEAST/MOST RECENTLY USED: You can manage traffic by routing calls to the port that has either received the most recent or least recent call.

     CUSTOM ORDERING: This unique service lets your ISP customers define the Hunt order to meet their specific requirements.

By having so many options for delivering data to your ISP customers, you can develop closer business relationships, offer higher-margin services, and increase account control.

You can minimize the investment--and risk--of expanding to new service areas by deploying a C2100 in a remote service area instead of a Class 5 switch. Voice calls are switched locally on the TDM network or backhauled to the Class 5 switch for treatment, while data traffic is sent to an IP, ATM or frame relay switch for call completion on the data network. You can then create bundled and enhanced voice and data services that are switched from a common, lower-cost platform in a remote central office. Castle Networks therefore allows you to minimize the costs and risks of introducing new services or expanding your service area by combining the functionality of both a digital cross-connect and a voice switch.

Castle Networks empowers you to create linkages between the PSTN and the Public Switched Data Network (PSDN) network to provide for a parity of services that enables the seamless delivery of applications and services over multiple networks. By introducing ATM and IP signaling to the Signaling System 7 voice infrastructure, the Castle Networks platform enables voice to be carried over data--and vice versa.

FLEXIBLE SERVICES MEDIATION ARCHITECTURE
The C2100 leverages both legacy and new communications technologies from both the voice and data worlds to enable a new, lower-cost call model. The innovative Services Mediation Architecture allows you to flexibly deliver 21st Century telecommunications services from a software-based switching architecture.

There are four major subsets to the software architecture that enable the delivery of new services:

ACCESS PROCESSOR
Your end users are serviced by the Access Processor, which is designed to support a variety of line side connectivity, including Primary Rate ISDN, private line switches, Plain Old Telephone Services (POTS), wireless infrastructure, and even cable connectivity. The Access Processor captures the traffic coming into the switch and feeds it into the Universal Signaling Matrix.

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                          SIEMENS / CASTLE OEM CONTRACT



TRANSPORT SERVER
The Transport Server is similarly designed to deal with a variety of transmission networks types, including Time Division Multiplexing (TDM), IP, ATM, Dense Wave Division Multiplexing (DWDM), and Synchronous Optical Network (SONET). You can therefore have maximum flexibility in deploying new services over diverse networks.

UNIVERSAL SIGNALING MATRIX
The Universal Signaling Matrix is central to the C2100 because it creates an abstraction between the Access and Transport signaling call models and the service itself to transparently bind the service to the end user. You can leverage legacy networks to enable voice and data services across diverse networks. The Universal Signaling Matrix allows you to create differentiated services while maintaining the flexibility to take advantage of new technologies and applications.

MEDIATION POLICY ENGINE
The Mediation Policy Engine can then look at the call connection requests from the Universal Signaling Matrix. No matter which technologies originates the call connection, the call can now access both telecommunications databases (such as Hunt Groups, local number portability services, call detail services, etc) and data communications databases (including browser access and integration with Directory Services such as LDAP and RADIUS). The results are then processed through a variety of Hunt algorithms and directories and across transports. The server-side Java management interface allows you to easily create and deploy innovative new voice and data services.

SMALL-FOOTPRINT, HIGH-DENSITY PLATFORM
The software architecture is tightly integrated with a hardware platform to offer new price/performance levels for voice and data convergence. The C2100 is a NEBS-3 compliant platform that makes extremely efficient use of valuable and high-cost central office real estate. The C2100 is a low-power, space-saving chassis measuring 30-inches high by 15 inches deep by 23 inches wide. It supports up to 120 T3s in a non-blocking configuration using a mix of TDM, IP, and ATM to achieve a maximum bandwidth potential of 80,000 DS-0 channels. Two chassis--the equivalent of 160,000 DS-0 channels--can be mounted in a standard, seven-foot central office rack.

Central office "real estate" is a precious commodity; it is not only expensive, it is often difficult to acquire. The highly dense C2100 fits in a small fraction of the central office space required by a Class 5 switch. Castle Networks architected this solution using the latest advancements in semiconductor and communications processing technologies to reduce physical size, while offering dramatic performance enhancements over existing Class 5 architectures. The C2100's product design, size, and dramatic increase in density provides a distributed server design for the PSTN, just as distributed client/server computing revolutionized the architecture of enterprise networks. This architecture ultimately adds up to lower cost, higher density, and more rapidly deployable solutions for remote central office locations.

The C2100 houses 19 slots, and in its initial release can be configured with one to fifteen DS-3s to provide a maximum capacity of 3,360 non-blocking Inter Machine Trunks (IMTs), T1, or

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                          SIEMENS / CASTLE OEM CONTRACT



Primary Rate ISDN (PRI) connections in a single chassis. It supports eight SS7 A and/or F Link Sets. The A Links allow you to connect to peering networks, and the F Links are used to interconnect intra-carrier traffic. Up to six chassis can be configured as a Virtual Switch to support over 20,000 T1s and make efficient use of expensive SS7 A links.

This allows you to scale the Castle Networks solution across multiple platforms. It also allows you to best utilize scarce SS7 Point Codes, since a single Point Code can service multiple C2100 switches. The C2100 provides a great deal of capacity in a small footprint design. For a fraction of the cost of a Class 5 switch, you can increase switching capacity and deploy new services. The C2100 is installed in the central office and can complement existing Class 5 switches to expand capacity and enable new services, or it can be installed in a remote central office to allow you to minimize the investment risk of expanding to new service areas.

DISTRIBUTED MIDPLANE DESIGN
Adding cards into available slots allows you to cost-effectively purchase the platform components necessary to handle your current application demands while providing the flexibility to cost-effectively scale to maximum capacity. Each blade adds incremental performance by adding switching capacity, and each blade includes signal processing. The C2100 leverages dense merchant digital switching devices and programmable logic from Castle Networks to achieve a high-capacity and non-blocking distributed Digital Switching Bus with a midplane capacity in excess of 80,000 DS-0s. All input/output (I/O) modules are separated from the core logic modules in a non-blocking, midplane design to provide high-reliability and support modular scalability.

HIGH-AVAILABILITY SERVICES PLATFORM
High-levels of redundancy are designed into the C2100 to deliver carrier-class reliability. Castle Networks expects a maximum of three-minutes of system downtime per year. Each card is hot-swappable in the field, and the switch will continue to process traffic even during degraded operations. The distributed, non-blocking design allows traffic to be re-routed throughout the system in the event of a card failure. The system features independent external central office power supply connections and independent DC converters on each card.

The C2100 is designed for carrier-class services and features a variety of redundant system design features, including:

-        Distributed processing of signaling information
-        Redundant Management Bus Design
-        Mirrored storage of configuration and billing data
-        Physical Line Level redundancy for all trunk and access interfaces
-        Individual thermal sensors on each card
-        Distributed -48 Volt DC power with per card DC converters
-        Physically redundant asynchronous Craft ports
-        Physically redundant 10/100 Ethernet connections
-        Redundant, hot-swappable Shelf Controller Engine (SCE) Modules
-        Redundant hot-swappable Call Processing Engine (CPE) Modules

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                          SIEMENS / CASTLE OEM CONTRACT



-        Redundant hot-swappable DXM Channelized T3 Modules
-        Configurable and redundant holdover clocks
-        Redundant timing sources
-        Shelf Alarm Contacts
-        Rolling live firmware upgrades
-        Redundant fans

SHELF CONTROLLER ENGINE PROVIDES SYSTEM AND REDUNDANCY MANAGEMENT
The Shelf Controller Engine (SCE) synchronizes timing and provides management features for the C2100. Castle Networks recommends that SCEs be paired for redundancy. Each SCE stores all chassis data--including configuration, Call Detail Records (CDRs), and firmware. The SCE also contains interfaces for the Building Integrated Timing Supply (BITS) to synchronize clocking, two asynchronous Craft Ports, a 10/100 Ethernet interface for connection to a local terminal or a legacy management system, and Alarm Contacts for connecting to the fabric of the central office and triggering alarms. All data collection features and management interfaces are duplicated when using two SCE cards for redundancy.

CALL PROCESSING ENGINE (CPE) MODULE RUNS SERVICES MEDIATION
Castle's Services Mediation allows carrier offerings across multiple technologies and networks, and the Call Processing Engine (CPE) Module runs these services. The CPE Module manages the system's extensive Directory Services and Hunt Group capabilities, and creates the Call Detail Records, which are then stored in the SCE. Each CPE Module has a 200 MHz PowerPC processor, 128 MB of SDRAM, and 2 RJ-48X T1 interfaces. The module can therefore provide the flexibility to pull A or F Links from either external T1s or from the TDM bus. Each CPE Module supports eight SS7 A or F Links and has dual 50 MHz PowerPC processor to provide dedicated processing for the SS7 links. This design avoids contention for processing resources when critical call routing decisions need to be made.

DXM CHANNELIZED T3 MODULE
The Distributed eXchange Module (DXM) provides the physical interface for channelized T3 and ISDN interfaces for the C2100. A DXM is required for each T3 connection, and it allows any T1 circuit within a T3 connection to be signaled by any of the signaling protocols supported by the C2100. Each T1 can be configured to support common channel signaling, such as ISDN, or to support out-of-band signaling, such as SS7 and the Media Gateway Control Protocol (MGCP) and Internet Protocol Device Control (IPDC) standards. Each DXM Channelized T3 Module has a 50 MHz PowerPC and 32 MB SDRAM, and contains both an integrated DSU/CSU for channelizing traffic and an integrated Digital Access and Cross-connect System (DACS) for connecting any ports without using the system midplane. The DXM Channelized T3 Module supports DS-3 Bit Error Rate Tests
(BERT) to measure the quality of data transmission, and it can initiate and recognize Loop-Back tests to allow you to test and troubleshoot wiring or board issues. An optional Redundancy I/O Adapter is available for further improving system reliability.

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                          SIEMENS / CASTLE OEM CONTRACT



SIMPLIFIED OPEN SYSTEMS MANAGEMENT
The C2100 was designed to support simplified network management--including Java application-based management from the desktop that lets you deploy value-added services that allow your customers increased control over their services. The C2100 can be managed from any Java-enabled browser, or management can be integrated into existing management systems--such as HP OpenView--via SNMP and the MIB-II Agent. A powerful Command Line Interface allows you to manage the C2100 through a local console, remote modem, or Telnet session. Management can also be integrated into legacy management systems via a Q/TL1 Gateway.

FULL-FEATURED MOTOROLA RISC PROCESSORS
The C2100 is standardized around the PowerPC family of high-performance Reduced Instruction Set Computing (RISC) processors from Motorola. The platform uses combinations of Motorola PPC603 and MPC860 chipsets.

COMING SOON TO A CENTRAL OFFICE NEAR YOU
In early 1999, Castle Networks introduced the C2100, a hardware/software central office platform designed from the ground-up to switch both voice and data calls while enabling emerging service applications. Castle Networks will help you to link your voice and data networks while protecting investments in legacy switching infrastructure. You can now seamlessly deliver applications and services across multiple networks. By introducing ATM and IP signaling to the Signaling System 7 world, Castle Networks will allow you to carry voice over data infrastructure--and data over voice infrastructure. The C2100 will continue to enable next-generation services for the PSTN and PSDN through Services Mediation that will ultimately unite the diverse technologies of the voice and data worlds.

The C2100 facilitates the co-existence and long-term transition of the PSTN to a packet infrastructure, allowing you to build out capacity, gradually integrate existing services, and rapidly introduce the new services that will empower you to increase revenue, market share, account control, and profits as you deliver 21st Century telecommunications services.

                          SIEMENS / CASTLE OEM CONTRACT



CASTLE NETWORKS PARTS AND PRICE LIST (AS OF 12/20/98):

--------------------------------------------------------------------------------
                              CASTLE NETWORKS, INC
--------------------------------------------------------------------------------
                           CONFIDENTIAL - DO NOT COPY
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   MODEL                                                                  LIST
--------------------------------------------------------------------------------
  NUMBER                  DESCRIPTION                                     PRICE
--------------------------------------------------------------------------------
C2100 - CHASSIS AND MODULES WITH I/O ADAPTERS
--------------------------------------------------------------------------------
CHS1-01-SYS     C2100 Chassis w/Fan, Filter, Slot Blanks                 $17,500
--------------------------------------------------------------------------------
CPE1-01-SYS     1 Slot Call Processor Engine with SS7/PRI Support        $21,000
--------------------------------------------------------------------------------
SCE1-01-SYS     1 Slot Shelf Controller Engine                           $21,000
--------------------------------------------------------------------------------
DXM1-01-SYS     1 Slot 1 Port DS3 - Digital eXchange                     $42,000
--------------------------------------------------------------------------------
DXM1-R1-SYS     1 Slot 1 Port DS3 - Redundant Digital eXchange           $45,000
--------------------------------------------------------------------------------
NMS1-01-SYS     Network Management for NT                                $10,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
C2100 - INDIVIDUAL MODULES AND IO ADAPTERS
--------------------------------------------------------------------------------
CPE1-01-MOD     Call Processor Module with SS7/PRI                       $19,000
--------------------------------------------------------------------------------
CPE1-01-IOA     Call Processor-IO Adapter                                $ 3,000
--------------------------------------------------------------------------------
SCE1-01-MOD     Shelf Controller Module                                  $19,000
--------------------------------------------------------------------------------
SCE1-01-IOA     Shelf Controller-IO Adapter                              $ 3,000
--------------------------------------------------------------------------------
DXM1-01-MOD     1 Port DS3 - Digital eXchange Module                     $40,000
--------------------------------------------------------------------------------
DXM1-01-IOA     1 Port DS3 - IO Adapter                                  $ 3,000
--------------------------------------------------------------------------------
DXM1-RI-IOA     1 Port DS3 - Redundant IO Adapter                        $ 6,000
--------------------------------------------------------------------------------

The above information will be updated and amended as needed.

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                          SIEMENS / CASTLE OEM CONTRACT



                                  ATTACHMENT B

                                RELATED MATERIALS


Related Materials to be provided at no charge shall be specifically identified by stock number and listed in the categories below. This list is not all inclusive and will be updated as needed.

MARKETING MATERIAL

         Sales Brochures
         Special Product Information
         Product Presentations
         White Papers
         Application Notes

TECHNICAL MATERIAL

         System Manuals
         Operations Manuals and/or Procedures
         Program Manuals
         Maintenance Manuals
         Test and Diagnostic Information
         User Manuals

INSTALLATION MATERIAL

         Installation Manuals

TRAINING MATERIAL

         Training Manual and Training Aids


Examples of the actual documents listed above have been received by Siemens. It is known that many are in draft format and will be updated on a regular basis.

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                          SIEMENS / CASTLE OEM CONTRACT


                                  ATTACHMENT C

                             PRODUCT SPECIFICATIONS


Technical specification of Product, including information on design, performance, operations, test and maintenance, standards, and any parts of components to be used in Product.

Include here, also, any special requirements to incorporate Product into the Siemens Products.

All information in this Attachment is Confidential.

The above information will be provided by Castle as soon as it is available.

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                         SIEMENS / CASTLE OEM CONTRACT


                                  ATTACHMENT D

                            NON-DISCLOSURE AGREEMENTS


                    NON-DISCLOSURE AND LIMITED USE AGREEMENT

By and between Siemens Telecom Networks, having a place of business at 400 Rinehart Road, Lake Mary, FL 32746 (hereinafter "Recipient"), and Castle Networks, having offices in Westford, MA. (hereinafter "Discloser").

WHEREAS, Discloser desires to disclose certain of its information for the following limited purpose(s) and uses:
Technical discussions concerning Broadband products.

                                       and

WHEREAS, said information is mainly comprised of the following: Proprietary information including: product plans, presentation slides, brochures, and system documentation as related to, but not limited to, product development, pricing, business, or marketing plans. (hereinafter "Confidential Information").

NOW THEREFORE, the parties agree as follows:

1. That disclosure and receipt of Confidential Information is for the purposes set forth above and for no other purpose.

2.   All Confidential Information provided to Recipient pursuant to this
     Agreement:

     (a) shall, if in physical form, be marked "Confidential" or similarly legended by the Discloser before being turned over to the Recipient;

     (b) shall, if disclosed orally, be reduced to writing and marked as in (a) above within thirty (30) days of disclosure;

     (c) shall not be copied or distributed, disclosed or disseminated in any way or form by the Recipient to anyone except its own employees, or the employees of the partners comprising it, or the parents or affiliates of the partners or their parents, who have a reasonable need to know said Confidential Information;

     (d) shall be treated by the Recipient with the same degree of care to avoid disclosure to any third party as is used with respect to the Recipient's own information of like importance which is to be kept confidential;

     (e) shall not be used by the Recipient for its own purposes or any other purpose except the purpose set forth above and in business arrangements with the Discloser except as otherwise expressly stated herein without the express written permission of the Discloser; and

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                          SIEMENS / CASTLE OEM CONTRACT



     (f) shall remain the property of and be returned to the Discloser (along with all copies and derivatives thereof) within thirty (30) days of receipt by the Recipient of a written request from the Discloser setting forth the Confidential Information to be returned.

3. The obligations of paragraph 2 shall not apply, however, to any information which:

     (a) is already in the public domain at the time of disclosure or becomes available to the public through no breach of this agreement by the Recipient; or

     (b) was, as between Discloser and Recipient, lawfully in the Recipient's possession prior to receipt from the Discloser without obligation of confidentiality; or

     (c) is received independently from a third party free to lawfully disclose such information to the Recipient; or

     (d)  is subsequently independently developed by the Recipient; or

     (e)  is not marked as provided in 2 (a) and (b) above; or

     (f) is disclosed in response to a valid order of a court or other governmental body in the United States, Germany, or European Commission Authority, or any political subdivision thereof, but only to the extent of and for the purposes of such order; provided however, that the Recipient shall first notify the Discloser in writing of the order and permit the Discloser to seek an appropriate protective order.

4. Unless otherwise mutually agreed in writing, the Recipient's obligations hereunder with respect to each item of Confidential Information shall terminate three (3) years from the date of receipt thereof by Recipient.

5. Recipient shall have the right to refuse to accept any information under this Agreement and nothing herein shall obligate either party to disclose to the other party any particular information.

6. The parties hereto shall not be obligated to compensate each other for exchanging any information under this Agreement.

7. Neither party shall have any obligation to enter into any further agreement with the other except as it, in its sole judgment, may deem advisable. It is understood that no patent, copyright, trademark or other proprietary right or license is granted by this Agreement. The disclosure of Confidential Information and materials which may accompany the disclosure shall not result in any obligation to grant the recipient rights therein.

8. This Agreement shall be effective as of the date of the last signature as written below. It may be terminated with respect to further disclosures upon thirty (30) days prior notice in writing. This Agreement shall automatically terminate one (1) year from its effective date. The rights and obligations accruing prior to termination as set forth herein shall, however, survive the termination as specified in this Agreement.

9. Discloser warrants and represents that it possesses all necessary powers, right and authority to lawfully make the disclosures subject to this Agreement.

                          SIEMENS / CASTLE OEM CONTRACT



10. This Agreement represents the entire understanding and agreement of the parties and supersedes all prior communications, agreements and understandings relating to subject matter thereof. The provisions of this Agreement may not be modified, amended, nor waived, except by a written instrument duly executed by both parties. This Agreement may not be assigned by either party without the prior written consent of the other. This Agreement is made subject to and shall be construed under the laws of the State of Florida as if both parties were residents of the State of Florida.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative on the date specified below.


SIEMENS TELECOM NETWORKS                      CASTLE NETWORKS


By: _________________________                 By: ___________________________
      John D. McGoun

Title: Manager of Subcontracts                Title: ________________________

Date: _______________________                 Date: _________________________



ORIGINAL WITH SIGNATURES ON FILE WITH BOTH PARTIES.

                          SIEMENS / CASTLE OEM CONTRACT



                                  ATTACHMENT E

                                SERVICE AGREEMENT


WHEREAS SIEMENS and Castle have entered into a OEM Agreement relating to collaborative promotion, sale and distribution of Standard Products: and

WHEREAS the Parties wish to set out the terms and conditions under which the parties will provide services for the products:

NOW THEREFORE IN CONSIDERATION of the mutual covenants and agreements, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.0 DEFINITIONS: For the purposes of this Addendum the definitions set forth in the OEM Agreement shall have the meanings specified in the OEM Agreement, and the following additional terms shall have the meanings set forth below:

1.1. "ADDITIONAL SERVICES" shall mean all commercially available OEM level services offered by a Party other than those Services described in SECTION 4.1.

1.2. "ADDENDUM" shall mean this Service Addendum and all Schedules and Appendices attached hereto as such are amended from time to time in accordance with the provisions hereof.

1.3. "AUTHORIZED SIEMENS SUPPORT PERSONNEL" or ("SSP")shall mean an individual

     1.3.1. who has been properly trained to repair the Product;

     1.3.2. who, in the opinion of the responsible Castle or SIEMENS manager, exhibits sufficient Product expertise; or

     1.3.3. who is working under the direction of either Castle or SIEMENS TAC.

1.4. "BUSINESS DAY" shall mean the local time of 8:00 AM to 5:00 PM, Monday through Friday, excluding holidays, from which Castle performs Third Line Support.

1.5. "COVERED SYSTEMS" are those Products (a) used by Siemens for their internal support and testing purposes and (b) those systems of Siemens' customers which are covered by the original warranty or for which Siemens has secured a service agreement, and for which Siemens has paid the Basic Fee, in accordance with the payment terms herein, to Castle.

1.6. "CUSTOMER" shall mean the end user or distributor who purchases the Product from SIEMENS.

                          SIEMENS / CASTLE OEM CONTRACT



1.7. "FIRST LINE SUPPORT" shall mean the initial fault diagnosis procedures undertaken by SIEMENS to identify and correct a hardware or software problem as such functions and procedures are further defined in SCHEDULE A and in the Operational Procedures.

1.8. "MAINTENANCE RELEASE" shall mean a software release or revision which provides fixes to problems, but which does not provide new functionality or material performance enhancement.

1.9. "MINIMUM FIELD REVISION LEVEL" shall mean the earliest level of hardware or software currently supported in the field by Castle.

1.10. "OPERATING PROCEDURES" shall mean the operating procedures to be followed by the Parties in connection with the provision of the Services pursuant to this Agreement, which operating procedures shall be developed by the Parties in accordance with SCHEDULE C hereto.

1.11. "PARTY" OR "PARTIES" shall mean SIEMENS and Castle.

1.12. "OEM AGREEMENT" shall mean the Agreement entered into between SIEMENS and Castle dated November 30, 1998 of which this Addendum is a part, and the terms of which, if they do not conflict with the terms hereof, shall apply to all services, payments, duties and obligations arising under this Service Addendum.

1.13. "PRODUCTS" shall mean the products listed in ATTACHMENT A of the OEM Agreement as such Attachment is amended from time to time.

1.14. "PURCHASER" shall mean the Party who is purchasing the Services from the other Party.

1.15. "SECOND LINE SUPPORT" shall mean those Services to be provided by SIEMENS as described in SCHEDULE A and in the Operational Procedures.

1.16. "COVERED SERVICES" shall mean the services to be provided by Castle for the "BASIC FEE" set forth in Attachment E pursuant to this Agreement.

1.17. "SOFTWARE" shall mean those Products which are software, irrespective of the medium in which they are contained, and shall include Maintenance Releases.

1.18. "SUPPLIER" shall mean the Party who is providing the Services.

1.19. "TAC" shall mean either the Castle level 3 Technical Assistance Center, or the SIEMENS Technical Assistance Center as appropriate .

1.20. "THIRD LINE SUPPORT" shall mean the Services to be provided by Castle in accordance with the functions and procedures specified in SCHEDULE A and in the Operational Procedures.

1.21. "SERVICE PRICE" shall mean those prices set forth in the Basic Fee and Service Addendum Price List attached hereto and made a part hereof.



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                          SIEMENS / CASTLE OEM CONTRACT



1.22. "VERSION" shall mean a new release of Software which adds or materially enhances functionality or performance, and which is produced and licensed by Castle as a separate feature release of a version of the Product.

2.0 GENERAL SERVICES AND ADDITIONAL SERVICES

2.1 Subject to the terms and conditions of this Agreement, Castle shall provide to SIEMENS the Third Level Support Services set out in SECTION 4.1 hereof, and such of the Additional Services as SIEMENS may purchase from time to time.

2.2 Siemens shall offer to its Customers and those end-users purchasing from its Customers, during the term of this Agreement and for a period of five years thereafter, level 1 and 2 support for the Products for warranty and out-of warranty repairs and support for both hardware and software.

2.3 SERVICES NOT INCLUDED
Castle is not obligated to provide Services pursuant to the Basic fee for the following circumstances:

     (i) maintenance or repairs necessitated by an attempt by an individual who is not an Authorized Person to repair or maintain the Products;

     (ii) maintenance or repairs resulting from casualty, catastrophe, or natural disaster, accident, misuse, neglect or negligence of SIEMENS or a Customer, or causes external to the Products such as, but not limited to, failed or faulty electrical power or air conditioning, or any causes other than ordinary use;

     (iii) maintenance or repairs resulting from accessories, attachments or any other devices which do not adhere to Castle's specifications;

     (iv) repairs resulting from unauthorized changes, modifications or alterations of or to the Product; and

     (v)   the furnishing of optional accessories or consumable supplies.

     (vi) Future releases, including dot releases, upgrades and new versions, which are not maintenance releases.

2.4 EXCLUDED SERVICES, SEPARATE AGREEMENT
The excluded services set out in SECTION 2.2, above, may be performed by separate agreement between Castle and SIEMENS. The price for the performance of any excluded service shall be the Service Price.



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                          SIEMENS / CASTLE OEM CONTRACT



3.0 COMMERCIAL TERMS

3.1 PRICE FOR ADDITIONAL SERVICES
The price for any Additional Services provided under this Agreement shall be the Service Price.

3.2 COST OF OUT OF WARRANTY REPAIR/ADVANCED REPLACEMENT SERVICES
The price for Out-of-Warranty Repair and Advanced Replacement Services shall be the Service Price.

3.3 TECHNICAL ASSISTANCE
Level 3 Technical Assistance (as described in SECTION 4.1.1) shall be provided.

3.4 TECHNICAL SUPPORT FOR SOFTWARE
Except as specifically provided herein, technical support for Software shall be provided at no cost for the then-current Version and one previous Version. Any research and development efforts required for problem resolution for older Versions, shall be at a price mutually agreed to, on a case by case basis.

4.0 CASTLE'S LEVEL 3 SUPPORT OBLIGATIONS

4.1 SERVICES TO BE PROVIDED BY CASTLE
Castle shall provide the following Services to Siemens in respect of covered systems for the Basic Fee:

     4.1.1 Technical Assistance
     Castle shall provide basic level 3 help desk functions to assist SIEMENS in the provision of those functions described in the Castle/SIEMENS Operating Procedures as being First and Second Line Support functions. Technical Assistance will be provided by Castle's TAC during its normal hours of operations as set out in SCHEDULE C.

     4.1.2 Technical Support

           4.1.2.1 Third Line Support and Problem Escalation
           Castle shall provide Third Line Support as described in SCHEDULE A, and provide problem escalation as described in SCHEDULE B.

           4.1.2.2 Software Maintenance

               a) Master object code copies of corrections releases for Software and associated documentation will be provided, subject to the license terms of the OEM Agreement, free of charge when available. SIEMENS shall have the right to copy and distribute Maintenance Releases to its Customers as necessary to correct Software problems. Castle may also provide SIEMENS with patches for distribution to specific Customers.



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                          SIEMENS / CASTLE OEM CONTRACT



          b) Castle shall provide SIEMENS's support organizations with any new software versions for their internal use on support and lab systems only. Hardware enhancements required shall be Siemens responsibility to purchase. In the event that at correction to a Critical or Major Software problem is made only in a new Version, SIEMENS shall have the right to distribute the Version to its Customers at no charge.

          c) Castle shall seek to have new Versions compatible with one previous version with regard to the functions and features present in the previous version.

          d) Upgrades, new versions and dot releases must be separately purchased by Siemens for license on Siemens' customers systems.

     4.1.2.3 Compatibility and Correction Matrix
     Castle shall develop a compatibility matrix which will illustrate the effects of a hardware or Software update on other Products in a system. Castle shall document the effect of a correction to a specific release of Software on other releases of the same Software. Compatibility and correction matrices shall be updated on a regular basis. This provision shall not require Castle or to test for or maintain interoperability with non-Castle products.

     4.1.2.4 Hardware Upgrades

          a) During the warranty period set out in the OEM Agreement, Castle shall provide, free of charge, any hardware upgrades required to remedy a non-conformance of the hardware to specifications. Upgrades will be provided on a return to factory basis, except as otherwise agreed. Field upgrades are the responsibility of the first/second line support provider. These upgrades shall be performed in accordance with the Repair and Return process set out in SCHEDULE C.

          b) Hardware upgrades outside of the warranty period, including those required solely as a result of the installation of a new Software Version, are not covered by the Basic Fee and must be purchased in accordance with the OEM Agreement.

          c) In the event of a network-wide hardware upgrade which is required as a result of a non-conformance to specifications, the Parties agree to work together to devise appropriate plans to minimize the disruption to customers, time required, and costs to both parties, including, if appropriate the use of buffer stock as temporary replacements during the upgrade.



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          d)   Castle shall provide, on a return to factory exchange basis, hardware for "Class A" changes as defined in Bellcore TR209 or equivalent.

     4.1.2.5 Support of Older Releases
     Castle shall provide Problem Resolution as described in SCHEDULE A for the then-current Version of a Product, and for one preceding Version. Support for Versions of a Product which precede a current Version by two Versions, shall be agreed to on a Product by Product basis. Castle may agree to provide support for older Versions not covered under the preceding sentence, on a case by case basis.

     4.1.2.6 Sporadic Malfunction
     In the case of sporadic non-conformance to specification of the Products, unable to be successfully isolated or analysed at the level 1/2, Castle agrees to apply the appropriate resources to investigate the malfunction. Subject to SECTION 2.2, Castle shall use commercially reasonable efforts, which may include Product upgrades, replacements or "work-arounds", to correct any problem with the Products which is identified as the cause of the sporadic non-conformance to specification. For the purposes of this
     SECTION 4.1.2.6, "sporadic malfunction" shall mean any non-reproducible, intermittent non-conformance to specification which results in a temporary cessation in Product functionality. Sporadic Malfunctions will be escalated in accordance with the Management Escalation Process set out in SCHEDULE B.

     4.1.2.7 Undetermined Problems
     If, during the term of this Agreement, network malfunctions arise which cannot be attributed to a specific Product, and the level 1 and 2 provider is unable, after reasonable efforts, to resolve the problem, Castle shall promptly work with the level one and two provider to investigate the problem. If the problem is found to result from the integration or inter-networking of the network, the parties shall work together in accordance with the Management Escalation Process set out in SCHEDULE B to achieve a mutually acceptable solution.

     4.1.2.8 Design Requirements
     Castle shall use reasonable efforts to provide Maintenance Releases and patches that may be incorporated into a Customer's network in a manner to minimize the disruption of network operations. Wherever possible, updates and upgrades will be suitable for remote installation.

4.1.3 Documentation
Castle will provide to SIEMENS all available user and TAC level 1 and 2 Product documentation required to service and support the Products, including those documents set out in SCHEDULE C hereto. SIEMENS shall have the right to use the documentation solely for the purpose of providing service and support to its Customers as provided under this Agreement. SIEMENS shall make the documentation available only to those of



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                          SIEMENS / CASTLE OEM CONTRACT



its employees, agents and contractors having a "need to know", and only after they have been advised of its confidential and proprietary nature, and have agreed to protect same.

     4.1.3.1 Commercially Available Documentation (covered in OEM Agreement)

     4.1.3.2 Electronic Bulletin Board Access
     SIEMENS shall have full access to Castle's then current OEM level electronic bulletin boards and World Wide Web pages which contain Castle technical information and Product documentation. Such materials shall include information describing features contained within a new Product feature release, engineering changes made to the Products, configuration assistance, application documentation, procedures for performing firmware and Software upgrades.

     All of SIEMENS's engineers who perform the second line support function may have access to the electronic bulletin board and information contained in the World Wide Web pages on a "need to know" basis for support and training purposes only, including downloads of any such information as Castle may make available on compact disk from time to time.

4.1.4 Hardware Repair

     a) Access to Castle's repair service will be provided pursuant to the Basic Fee through the appropriate Castle service location, during its normal business hours. Repair Services will be provided in accordance with the Repair Procedures described in SCHEDULE D attached hereto.

     b) No Products may be returned without prior authorization from Castle, which authorization shall not be unreasonably delayed or withheld.

     c) Castle will provide three types of Repair Services during a seven (7) day by twenty-four (24) hour availability:

     4.1.4.1 Advanced Replacement - Dead-On-Arrival
     This is a replacement service for "Dead On Arrival" or "'infant Mortality", which refers to those Products which fail immediately upon delivery and/or initial installation. Castle will use commercially reasonable efforts to ship an equivalent new replacement Product, via overnight carrier, within five days of request received by 3:00 PM local time at the Castle TAC on a business day.

     4.1.4.2 Repair and Return
     This is the standard repair service for both in-warranty and out-of-warranty Products which fail in service. SIEMENS shall return the faulty unit to Castle for repair in accordance with the Return and Repair procedures set out in this Agreement and SCHEDULE D attached hereto. Castle shall also ensure that all



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                          SIEMENS / CASTLE OEM CONTRACT



     returned Products are brought up to the Minimum Field Revision Level at no additional charge.

          A) Castle will either repair or, at its option, replace defective Products covered under warranty within fifteen (15) Business Days of its receipt. The new warranty period for repaired or replaced Products shall be the remainder of the original warranty period or ninety (90) days on hardware and thirty (30) days on software, whichever is greater. SIEMENS will ship Products to Castle at SIEMENS's expense. Castle will ship the repaired or replacement Products surface freight to SIEMENS at Castle's expense. Expedited freight shall be at SIEMENS's expense.

          B) Castle will either repair or replace, at SIEMENS's option and cost, defective Products not covered under warranty, within fifteen (15) Business Days of receipt. The new warranty period for repaired or replaced Products shall be one year (365 days) for hardware and one hundred and twenty (120) days for software. SIEMENS will ship Products to Castle at SIEMENS's expense. Castle will ship the repaired or replacement Products surface freight to SIEMENS at Castle's expense. Expedited freight shall be at SIEMENS's expense.

          C) If a Hardware Product is returned for repair three (3) times within the warranty period, other than for reasons set out in SECTION 2.2, Castle shall replace the Product with a new Product or new equivalent Product at no charge to SIEMENS. The new Product shall be warranted as provided in the OEM Agreement.

     4.1.5 Extended Warranty Contract
     Extended Warranty is a contracted extension of Castle's original equipment warranty, which lengthens the original warranty for a period of one (1) year. Under the Extended Warranty program, the Customer continues to be eligible to return products to Castle for repair with no additional charge per part. Castle will make available such Extended Warranties to SIEMENS's customers, on request by SIEMENS, at SIEMENS's expense.

     4.1.6 Reports
     Castle will provide reports to SIEMENS as specified in the Operating Procedures. These shall include, but shall not be limited to, reports detailing repair turnaround times, fault measurements, problem resolution status, and quantitative data on problem reporting.

4.2 Problem Resolution time frames
Notwithstanding any other provision of this Agreement, the Problem Resolution time frames set out in SCHEDULE A shall apply only to commercially available versions of the Products.

4.3 ADDITIONAL SERVICES



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                          SIEMENS / CASTLE OEM CONTRACT



     4.3.1 Request for Additional Services
     Subject to the terms and conditions of this Agreement, SIEMENS shall be entitled to request that Castle provide any of the Additional Services. Additional Services may be provided to SIEMENS or directly to the Customers as subcontractors of SIEMENS. Castle may not otherwise provide Services directly to SIEMENS's Customer without the express written consent of SIEMENS. Not all of the Additional Services are available in all areas of the world.

5.0 SIEMENS'S OBLIGATIONS

5.1 TEST EQUIPMENT AVAILABILITY
Unless otherwise expressly agreed, SIEMENS shall ensure that it has test equipment available for testing the Products at each of its Second Line Support locations which is equivalent to that used by Castle to test the Products. In addition, SIEMENS's Second Line Support personnel shall have access to such laboratory equipment as necessary to provide their Customers with assistance, and to be able to reproduce problems with the Products.

5.2 ADEQUATE TRAINING FOR FIRST AND SECOND LINE SUPPORT INDIVIDUALS
SIEMENS shall ensure that each of the individuals within its organization and its distribution channel who are responsible for providing either First Line Support or Second Line Support have been adequately trained in the Products and technology which they are required to support.

5.3 SPARES
SIEMENS shall maintain an appropriate number of spares for each of the Products, or shall acquire spares through the Advanced Replacement Loan Service described in SECTION 4.1.4(c)(II), in order to effectively support its installed Customer base.


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                          SIEMENS / CASTLE OEM CONTRACT



                                   SCHEDULE A
                                   ----------
                           PROBLEM RESOLUTION SERVICES
                           ---------------------------

A.1  PROBLEM RESOLUTION

A.1.1
In connection with the resolution of problems, SIEMENS shall provide First and Second Line Support of the Products to its Customers in accordance Castle/SIEMENS Operating Procedures. Before escalating a problem to Castle Third Line Support, SIEMENS shall have completed all of the functions and procedures described herein and in SCHEDULE B for both First and Second Line Support.

A.1.2
In providing Second Line Support, SIEMENS shall provide detailed in-depth problem analysis, problem duplication as well as those functions described in the Castle/SIEMENS Operating Procedures as being Second Line Support functions. Problems that cannot be resolved by SIEMENS's Second Line Support Organization(s) shall be referred to Castle in accordance with SECTION A.1.4 for Third Line Support. Only those individuals identified to Castle as Primary Technical Contacts in accordance with SECTION A.1.4 hereof shall be entitled to escalate a Problem to Castle for Third Line Support.

A.1.3
Third Line Support shall mean the provision of a correction or a work around to a problem which SIEMENS is unable to provide through the provision of First and Second Line Support. Castle shall perform those functions described in the Castle/SIEMENS Operating Procedures as Third Line Support functions. Third Line Support shall normally not include the provision of any hardware that may be required to support a new software release, nor the labor to install a new software load. Hardware, if required, shall be purchased separately subject to the Problem being escalated in accordance with SCHEDULE B - Management Escalation Procedure. Similarly, the labor to perform the upgrades may be contracted for separately.

A.1.4
Upon execution of a non-disclosure agreement, Castle shall provide SIEMENS with access to a designated individual or individuals within the TAC, which individual or individuals shall be Castle's Primary Technical Contact(s). SIEMENS shall also have access to the call tracking database systems to electronically report problems and requests for information, and no less than "read" access to Castle's research and development problem tracking system. Castle's Primary Technical Contact(s) shall be SIEMENS's point of contact to Castle's support organization. Castle's Primary Technical Contact(s) shall make the final confirmation of the problem analysis and formally escalate the problem to Castle's R&D for resolution. The problem will be assigned a priority in accordance with the provisions of SECTION A.2 hereof. The Parties shall advise each other of the names of the Primary Technical Contacts in their respective support organizations. The Parties may from time to time change the Primary Technical Contact individuals by giving notice to the other Party, provided however, any replacement Primary Technical Contact shall be sufficiently trained, as described herein, to fulfill the functions of such position.



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A.2  PROBLEM PRIORITY CLASSIFICATION

A.2.1
SIEMENS may request a specific priority classification of a problem or Request for Information, although Castle may reclassify the Problem or Request for Information if Castle deems it appropriate. If the Parties disagree on the classification of a particular Problem or Request for Information, Castle's and SIEMENS's Primary Technical Contacts shall endeavor to agree on the classification of a problem. If Castle's and SIEMENS's Primary Technical Contacts are unable to agree, the matter will be escalated in accordance with SCHEDULE B - Management Escalation Process to ensure resolution. Problem shall be classified into one of the three (3) following categories for issues related to trouble reports: Emergency, Major, and Minor. A fourth category, Query or Question, is a request for information which is not directly related to a service outage or problem. In the event that SIEMENS reports a problem that is determined by Castle's R&D staff to be either outside of the documented functional specification of the Product, or in respect of a Product that is functioning in accordance with the documented functional specification, Castle reserves the right to request that the problem status be changed to a 'Design Change Request', in which case Castle will treat it as a change in feature content rather than a problem. The Parties will work together to come to a reasonable resolution and escalate the issue in accordance with SCHEDULE B - Management Escalation Procedure.

A.2.2
Priority Definitions for reporting Problems and Requests for Information to Castle are as follows:

CRITICAL: Emergency Problems are those that result in:

     - A total system failure that results in the loss of all transaction processing capability (e g connection setup, data transmission)

     -    Significant reduction in capacity or traffic handling capability

     -    Any loss of safety or emergency capabilities

     -    Loss of systems ability to perform automatic system reconfiguration

     -    Inability to restart a processor or the system

     - System related loss or severe degradation of one or more primary rate/aggregate spans or connections

     -    Loss of access for maintenance or recovery operations

     - Loss of the system's ability to provide any required Emergency or Major trouble notification

     - Total loss of a material feature or functionality that impacts the operation of the Product

MAJOR: Major problems are those that result in:

     - Emergency problems in which there is an acceptable work around in place

     -    Degradation in capacity or traffic handling capability

     - Degradation of system's ability to perform automatic system reconfiguration

     -    Difficulty restarting a processor or the system

     -    Any loss of functional visibility and/or diagnostic capability



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                          SIEMENS / CASTLE OEM CONTRACT



     - Short system or subsystem outages, whose duration accumulates to greater than 2 minutes in any 24 hour period, or that continue to repeat during longer periods

     -    Prevention of access for routine administrative activity

     - Significant degradation of the system's ability to provide any required Emergency or Major Trouble notification

     - Significant degradation of a material feature or functionality that impacts the operation of the Product

MINOR: Minor problems are those that result in:

     -    Degradation of access for routine administrative capability

     - User interface problems for network management that are not service affecting.

     - Any problems that are not safety related on non commissioned equipment.

     - Any other problems that do not result in the loss or degradation of a material feature or functionality

QUERY OR QUESTION: A fourth class, Query or Question, is a request for information which is not directly related to a service outage or problem. This may include:

     - Requests for assistance in the installation or configuration or a system or subsystem

     -    Requests for documentation pertaining to a system or subsystem



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                          SIEMENS / CASTLE OEM CONTRACT



A.3 CASTLE RESPONSE TIME COMMITMENTS

A.3.1 Call Response Time:
Call Response Time is defined as the elapsed time between the reporting of a Problem by SIEMENS and the time a Castle Third Line technical support specialist contacts SIEMENS. Call Response Time is monitored and is used to trigger escalation. Castle will use reasonable efforts to meet the Call Response Times specified below for each Priority Level.

Priority Level   Response Time Commitment
-----------------------------------------
Critical         Fifteen (15) minutes at all times (times outside of the
                 Business Day may be subject to personnel on call via pager)
Major            Within one (1) hour at all times (times outside of the Business
                 Day May be subject to personnel on call via pager)
Minor            By the next Business Day for calls received during a
                 Business Day
Query            By the next Business Day for calls received during a
                 Business Day

A.3.2  Restore Time
Restore Time is defined as the elapsed time between the reporting of a Service Affecting problem by SIEMENS and the time Castle provides an acceptable work around or returns the Product to a level of operation that is acceptable to the Customer. Castle will use reasonable efforts to meet the Restore Times specified below for each Priority Level.

Priority Level   Restore Time Commitment
----------------------------------------------
Critical         Less than or equal to 24 hours.
                 Castle will use all commercially reasonable efforts to restore the affected Product as soon as possible.
Major            Less than or equal to Three (3) Business Days.
Minor            Not Applicable
Query            Not Applicable

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                          SIEMENS / CASTLE OEM CONTRACT



                                   SCHEDULE B
                                   ----------
                         MANAGEMENT ESCALATION PROCEDURE
                         -------------------------------


The purpose of any escalation procedure is to ensure that unresolved problems are brought to the appropriate levels of expertise and management for attention and action. This includes, but is not limited to, problems not resolved in the time frames as indicated in SCHEDULE A (Problem Resolution Process), problems whose priorities can not be agreed to, problems that turn into design change requests, undetermined problems, and sporadic problems.

For the purposes of this process, escalation time frames to the various levels of management are determined by the requested prioritization of the problem. This escalation process is for post sales support of hardened product at a Customer site and is not intended for use during lab evaluation of beta or in field trial loads of Product, nor is it intended for use where there is an acceptable proposal for service restoration.

After the Customer reports the problem, it is the responsibility of the Second Line support organization to begin the escalation process and to escalate unresolved problems in a timely and accurate manner.

The Management Escalation process should involve parallel escalation within both SIEMENS and Castle to insure that both companies are escalating unresolved issues simultaneously.

It is also the intent of this escalation procedure to properly report escalated issues to non-service groups within the Castle and SIEMENS companies.

A list of the names of the "Manager(s)", along with their associated phone numbers, will be kept up to date and shared between SIEMENS and Castle on a regular basis.

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                          SIEMENS / CASTLE OEM CONTRACT



                                   SCHEDULE C
                                   ----------
                              OPERATING PROCEDURES
                              --------------------


Castle and SIEMENS will participate in the development of ISO 9000 procedures to define the processes and procedures for the two companies to interact. Writing procedures required by SIEMENS to interface to existing processes of Castle will be the responsibility of SIEMENS with assistance of assigned 'content experts' from Castle. Writing procedures that cause change in both company's present practices will be done jointly, utilizing prime contacts within each organization as appropriate.

Documents will be written to include, but not be limited to, the following processes and procedures:

-    Ordering and scheduling services

-    Training and course development

-    Problem notification between the two organizations

-    First, second, and third line support

-    Installation and commissioning

-    Network integration

-    Site and network engineering

- Repair and return, including hardware modification, hardware/software upgrade

-    Service logistics, including hardware inventory and management

-    System and network upgrade

-    Advance Replacement

-    Software Release and software patch distribution

-    New Product Introduction

-    Problem Escalation

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                          SIEMENS / CASTLE OEM CONTRACT




                                   SCHEDULE D
                                   ----------
                             REPAIR AND REPLACEMENT
                             ----------------------


D.1  REQUESTS FOR RETURN
All requests for return of Products or for Advance Replacement of Products should be made to Castle. Castle's Service Representatives will obtain all necessary information from SIEMENS for processing the return and issuing a Return Authorization (RA) number.

D.2  SHIPPING OF DEFECTIVE PRODUCTS
Defective Products must be returned by SIEMENS in static protective material, securely packaged to prevent damage in transit, and shipped prepaid with the RA Number written on the outside of the package.

If to Castle, shipment should be made to:

         Castle Networks
         68 Tadmuck Road
         Westford, MA  01886

If to SIEMENS:

         Siemens ICN
         400 Rinehart Road
         Lake Mary, FL  32746
         Att:  Traffic Department

D.3  REPAIR AND RETURN
Castle will either repair or replace, at its option, defective Products and return them to SIEMENS's point of origination.

D.4  RETURN DIRECTLY TO CASTLE
Upon written request by SIEMENS, Castle may permit SIEMENS's Customers to return defective Products directly to Castle for repair or replacement. Permission shall be granted on a case by case basis, at Castle's discretion.

Castle shall have the right to charge Siemens a no trouble found fee, (NTF Fee), in the event that the number of non-defective FRU's shipped are excessive.

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                          SIEMENS / CASTLE OEM CONTRACT




                                   SCHEDULE E
                                   ----------
                               BASIC FEE SCHEDULE
                               ------------------


E.1 BASIC FEE: The basic fee is a yearly amount to be paid by Siemens for Castle provided Covered Services.

The basic fee is a percentage of the Castle Product list price applicable to all Products, systems, hardware and software, purchased by Siemens and used by Siemens internally or sold to customers and covered by warranty or a Siemens service agreement.

The basic yearly fee is computed as follows:

                                           PERCENT OF HARDWARE AND SOFTWARE
COVERAGE OF PRODUCTS                 TOTAL CASTLE LIST PRICE AS OF PURCHASE DATE
--------------------------------------------------------------------------------

First year warranty only or Blue (hardware and system)            1.125%
First year warranty only or Blue (additional software product)    1.00%
Any subsequent year - Siemens Blue coverage                       2.00%
Any year - Siemens Silver coverage                                3.00%
Any year - Siemens Gold coverage                                  4.00%


The fee will be computed quarterly on all applicable hardware and software by Siemens each quarterly payment will be invoiced and paid in accordance with the payment terms of the OEM Agreement.

The Basic Fee will not be applicable to Product that has been returned, destroyed or scrapped, upon reasonable evidence thereof presented to Castle within 60 days of the date of such return, scrap or destruction.

Siemens shall provide reports on its Customer's Products covered by service agreements on a quarterly basis and Company shall have the right to audit Siemens records to determine the accuracy of the reports.

                          SIEMENS / CASTLE OEM CONTRACT




                                  ATTACHMENT F

                                    FORECAST


Siemens will forecast its demand for Product and Spares during the Term of this Agreement.

The forecast will show quantity of Product required by time period (generally per month). Significant requirements for Spares will likewise be shown as requested by Company.

All information shown on this Forecast is tentative and should be used for planning purposes only. It is not a commitment to buy.

All information in this Attachment is Confidential.

                                   SIEMENS ICN
                                 C2100 FORECAST

                                       1999       2000       2001


               January                 0           6          15
               February                0           6          15
               March                   0          10          15
               April                   0          10          15
               May                     0          10          15
               June                    0          10          15
               July                    1          12          15
               August                  2          12          15
               September               3          12          15
               October                 4          15          15
               November                4          15          15
               December                6          15          15
                                      --         ---         ---
                 Annual Total         20         133         180
                 Contract Total                  333
                                                 ===

               Assumes July 1,1999 Availability.


The above forecast is in units and assumes an average list price of $295,000 per unit. This may vary based on actual configurations and is for PLANNING PURPOSES ONLY.

                         SIEMENS / CASTLE OEM CONTRACT


                                  ATTACHMENT G

                   OEM AGREEMENT QUALITY ASSURANCE PROVISIONS


SCOPE

This Quality Assurance Provision addresses Off-The-Shelf OEM equipment procured by Siemens to be included in their products.

PERFORMANCE, FORM, FIT AND FUNCTION

All products supplied under the provisions of this Agreement shall perform within the criteria defined in the Company's published literature for the relevant part number.

The products covered in this Agreement have been qualified and approved for inclusion into Siemens products based upon their conformance to specifications, form, fit and function defined in the Company's published documentation at the time of execution of this Agreement, relative to the particular Supplier's part number referenced in this Agreement. If Company elects to implement changes in products covered by this Agreement, which result in deviation from these specifications, form, fit or function, Siemens must be immediately notified so that qualification and approval status can be re-evaluated. Company shall not ship such changed units to Siemens, in fulfillment of this Agreement, without prior written notification.

Company shall provide Siemens Quality Assurance Department with copies of all relevant Engineering or Product Changes (ECO, ECN, PCN) which might affect performance, reliability , safety or interface criteria.

COMPANY QUALITY SYSTEM

Company shall provide Siemens Quality Assurance Department with copies of the Quality and/or Workmanship Standards which are currently in-place and used in the manufacture of the products covered in this Agreement. Siemens Quality Assurance Department retains the right to perform announced, coordinated audits of the Company's manufacturing activity and relevant Quality/Test records, throughout the term of this Agreement.

RELIABILITY

Company's products are qualified and incorporated into this Agreement, in part, based upon their published reliability predictions. In the event these predictions change materially by reason of design, manufacturing process, component change or calculation method, Company shall notify Siemens, in writing, of the details of said change.

                         SIEMENS / CASTLE OEM CONTRACT


REGULATORY COMPLIANCE

Products covered under the terms of this Agreement shall, as a minimum, conform to the requirements of UL 94, Class V-0 or V-1, for plastic card file covers. Compliance with any other regulatory agency statutes should be identified and applicable identification numbers forwarded to Siemens Quality Assurance Department for record.

INCOMING INSPECTION AND TEST

Siemens reserves the right to perform detailed inspection and testing of all Company's product, shipped under the terms of this Agreement, for conformance with the Company's published mechanical, marking and electrical performance specifications. If unique equipment or processes are required to perform appropriate inspection and test, Company shall identify this requirement to Siemens Quality Assurance Department.

MARKING

Company shall mark products in conformance with published documentation. Items which are intended to be field replaceable by Siemens shall be serialized for tracking and control purposes. Serial numbers shall be located to allow easy capture by craftpersons, without the necessity of disassembly of the field replaceable item and/or interruption of service to Siemens Customers.

PACKING AND SHIPPING

Company shall insure that packing and shipping procedures are adequate for the methods of transportation identified as a part of this Agreement. In the event repeated damage, attributable to shipping, is reported, Company will take all corrective measures necessary to correct this deficiency at no cost to Siemens.

REPAIR DATA

Company shall make available, upon request by Siemens Quality Assurance Department, repair data on defective product returned by Siemens for repair. Company shall maintain this data as a repair history for a minimum of one (1) year. See Service Agreement, Attachment E.

                         SIEMENS / CASTLE OEM CONTRACT


                                  ATTACHMENT H

                                     EXAMPLE
                            RELEASE ESCROW AGREEMENT


This Escrow Agreement (Agreement) is entered into and made effective as of this ___ day of ___________ , 199_ , by and between Siemens Information & Communication Networks, Inc. ("Siemens") a Delaware Corporation having a principal place of business at 900 Broken Sound Parkway, Boca Raton, Florida 33487. and _________ a ______ Corporation having a principal place of business at _____________ (hereinafter referred to as Company) who are parties to a OEM Agreement dated ___________ __, 199_. Unless otherwise defined herein, the capitalized terms of this Agreement will have the same meanings ascribed to them in the OEM Agreement.

                                    RECITALS

Siemens has, pursuant to the OEM Agreement, licensed from Company those communications software products listed in Attachment A of the Agreement (the "Products"). Siemens desires to have the source code for the Products placed in an escrow account ("Escrow") pursuant to the terms and conditions of this Escrow Agreement to secure Company's performance of its warranty, maintenance and/or support obligations with respect to the Products as defined in the OEM Agreement. Company is willing to establish such escrow account on the terms and conditions set forth below:

1.   DEFINITIONS

     1.1 "ABC" means the Escrow Holder, which will act as the escrow agent for the source code escrow established pursuant to the terms and conditions of this Agreement.

     1.2 "Licensee Escrow Agreement" means an agreement with ABC in substantially the form attached hereto as Attachment I, which Siemens and Company will execute with the Escrow Holder in connection with the source code escrow to be established hereunder.

     1.3 "Release Conditions" means conditions under which Siemens will be entitled to receive a copy of the Source Code from escrow, as defined in para 2 of the Licensee Escrow Agreement attached hereto as Attachment I.

2.   ESTABLISHMENT OF THE ESCROW ACCOUNT
     Company agrees to place a copy of the Source Code into an escrow account (the "Escrow") with ABC. If there is more than one Product listed in Attachment A, Company may, at its option, establish separate escrow accounts for each Product's Source Code. Company shall ensure that the copy of the Source Code that is deposited in the Escrow at any given time is the latest version. Company will cause Siemens to be designated as a "Registered Licensee"

                         SIEMENS / CASTLE OEM CONTRACT

     (a beneficiary) of the Escrow by executing a Licensee Escrow Agreement in Siemens' name for each Product and submitting such Exhibits to ABC. The terms of the Escrow shall be governed by the Licensee Escrow Agreement. Upon receipt by ABC of the executed Attachment H from Company, ABC will send to Siemens a copy of the Licensee Escrow Agreement. As a condition to Siemens' status as a "Registered Licensee" becoming effective, Siemens agrees to promptly execute and return to ABC the Licensee Escrow Agreement.

3.   RESTRICTIONS ON USE OF SOURCE CODE

     Siemens shall follow the procedures set forth in the Licensee Escrow Agreement for notifying ABC in the event that Siemens believes that a Release Condition has occurred that entitles Siemens to receive a copy of the Source Code for one or more of the Products from Escrow. In the event that a copy of the Source Code for one or more of the Products is released from Escrow to Siemens by ABC in accordance with the terms and conditions of the Licensee Escrow Agreement, Siemens shall have a non-exclusive limited license to use the Source Code strictly in accordance with the following conditions:

     3.1 DURATION OF LICENSE AND RETURN OF SOURCE CODE. Siemens shall have the right to retain and use the Source Code only for the period of the continuation of the condition upon which the Source Code was released. Should Company fully resume active support and maintenance of the Software in the ordinary course of its business, Siemens shall within ninety (90) days of such resumption and activity by Company, return all copies of the Source Code and modifications thereto in Siemens' possession or under its control to Company.

     3.2 SCOPE OF USE RIGHTS. Siemens may use the Source Code solely (i) to make modifications to the Source Code that are necessary to support and maintain purchasers or licensees of the Products as defined in the Agreement that contain the Software and (ii) to produce, through compilation or assembly, copies of the Software in object code form for distribution to purchasers or licensees of Products in accordance with the terms and conditions of the OEM Agreement. Siemens will not make copies of the Source Code or modifications thereto except as necessary to sell, license, or distribute to, or support and maintain, purchasers or licensees of Siemens' products that contain the Software as provided in the preceding sentence. Siemens will not authorize anyone else to make copies of the Source Code.

     3.3 LOCATION OF USE. Siemens will use the Source Code or associated object code only within the premises of its own facilities or Affiliates located within North America and will not allow the exportation thereof.

     3.4 NONDISCLOSURE OBLIGATIONS. Siemens will keep the Source Code confidential within its own organization or its Affiliates, if Source Code or associated object code is disclosed to its Affiliates. Siemens will not disclose any part of the Source Code or associated object code to any person or employee connected with Siemens or to any entity,

                         SIEMENS / CASTLE OEM CONTRACT


     subdivision, subsidiary, department, or office of Siemens, or to any other person or entity, whether or not connected with Siemens, in any fashion whatever other than those employees of Siemens or Affiliates who have a need to know. Siemens will instruct all such employees, before having access to the Source Code, that the Source Code and associated object code is proprietary to and contains the trade secrets of Company and that Siemens's use of such Source Code and associated object code are subject to the terms and limitations contained herein. Additionally, Siemens agrees to obtain a written acknowledgement of the foregoing from each employee to whom the Source Code is disclosed and to provide the same to Company upon its request.

     3.5 SECURITY. Siemens will maintain the Source Code in a secure fashion, exercise the same degree of care to avoid publication and unauthorized dissemination as Siemens employs with respect to its own proprietary information which is does not desire to have published or disseminated, and take all reasonable measure to protect the Source Code from theft, or unauthorized disclosure, reproduction or copying.

     3.6 COPYRIGHT NOTICES. As a condition to the license granted under this section, Siemens agrees to place a copyright notice satisfying the requirements of Section 401 of Title 17 of the United States Code on each copy of the Source Code.

4.   ESCROW FEES

     Siemens shall pay to Company, ABC's standard annual source code escrow fee, and Company will deliver the same to ABC for each year. Should Siemens fail or elect not to pay the annual escrow charges within thirty (30) days of the invoice date, then the Escrow will lapse with respect to Siemens, and Company will notify ABC that Siemens is no longer a "Registered Licensee" for the Escrow.

5.   OWNERSHIP

     Company shall be the sole and exclusive owner of the Source Code and of any modifications made thereto by Company, and all patent rights, copyrights, trade secret rights, mask work rights, rights of priority and other proprietary rights associated therewith (collectively "Proprietary Rights").

6.   DISCLAIMER OF WARRANTY AND LIMITATION OF LIABILITY

     THE SOURCE CODE IS SUPPLIED "AS IS" WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. REGARDLESS WHETHER ANY REMEDY SET FORTH HEREIN OR IN THE SLA FAILS TO ACHIEVE ITS ESSENTIAL PURPOSE, IN NO EVENT WILL Company, SIEMENS, AFFILIATE OR ANYONE ELSE WHO HAS BEEN INVOLVED IN THE DEVELOPMENT OF THE SOURCE CODE OR THE SOFTWARE BE LIABLE FOR

                         SIEMENS / CASTLE OEM CONTRACT


     INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM USE OF THE SOURCE CODE OR THE SOFTWARE.

     Except as expressly provided in this Agreement, all of the provisions, terms and conditions of the OEM Agreement shall remain in full force and effect.

     The parties acknowledge that damages for breach hereof may not be an adequate remedy and therefore the parties agree that in the event of any breach hereof by Company, Siemens or Affiliates, the other party may seek specific performance, injunctive relief or equitable relief in addition to any other rights or remedies by law.

7.   NO ASSIGNMENTS

     The parties agree that the rights to the release of the Source Code to Siemens may not be assigned to any third party including but not limited to any party properly acquiring rights of Siemens under the OEM Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.



(COMPANY,INC.)                                    Siemens ICN, Inc.


Signature:                                        Signature:

Name:                                             Name:

Title:                                            Title:

Date:                                             Date:

                         SIEMENS / CASTLE OEM CONTRACT


                                  ATTACHMENT I

                            LICENSEE ESCROW AGREEMENT


This Escrow Agreement made as of this __ day of _________ , 199_, among [_________], having an office at _______________________________ , (hereinafter
"Escrow Agent") and ______________________________, _______Inc. (hereinafter
"COMPANY ____ __"), _____ having ____ an ____ office ____ for ____ the _____
transaction ____ of ____ business ____ at ____________________________________ , and Siemens Information & Communication Networks, Inc. (hereinafter "Siemens" having an office for the transaction of business at 900 Broken Sound Parkway, Boca Raton, FL 33487.

WHEREAS, COMPANY and SIEMENS have entered into a OEM Agreement (hereinafter "Agreement") dated _____________ , 199_, pursuant to which COMPANY has agreed to grant to SIEMENS a license to use certain communications software referred to in Attachment A to said OEM Agreement as the same may be amended from time to time, (hereinafter referred to as "SW") upon terms and conditions specified therein; and

WHEREAS, to ensure the continued functionality and availability of SW to SIEMENS, COMPANY has agreed to establish and maintain the source code for said SW in escrow;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and in said AGREEMENT, the parties agree as follows:

1.   DEPOSIT IN ESCROW

     A. Within ten (10) days after the execution of this Escrow Agreement in accordance with Section 13.5 of said AGREEMENT, COMPANY shall deliver to Escrow Agent a sealed package containing: (i) a copy of a completely documented, then current version of the source code for SW in human readable form, as amended, the same being referred to hereinafter as the "Source Code". COMPANY shall identify each item in said package and certify the completeness and accuracy of the Source Code in a letter forwarding the same to Escrow Agent, with a copy of said letter to SIEMENS. Immediately upon receipt of the Source Code, Escrow Agent shall notify SIEMENS of such receipt.

     B. Escrow Agent shall hold the Source Code in a secure facility and shall release the same to SIEMENS upon the terms and conditions hereinafter provided.

     C. Unless otherwise provided by the AGREEMENT or this Escrow Agreement, or Addenda, Exhibits or Riders thereto, COMPANY has the obligation to keep the Source Code deposit updated with replacement Source Code in accordance with the following:

                         SIEMENS / CASTLE OEM CONTRACT


          a. Replacement Source Code shall replace the existing Source Code as SW is updated or modified or revised. COMPANY will deliver the Replacement Source Code to the Escrow Agent, identifying each item of said Replacement Source Code delivered to said Escrow Agent and certifying the completeness and accuracy of the Replacement Source Code in a letter forwarding the same to Escrow Agent, with a copy of said letter to SIEMENS. Immediately upon receipt of the Replacement Source Code, Escrow Agent shall notify SIEMENS of such receipt. Escrow Agent will then destroy or return to COMPANY the previously deposited Source Code which has now been replaced, and the Replacement Source Code shall thereafter be referred to as Source Code.

2.   RELEASE FROM ESCROW

     A. Upon the occurrence of one or more of the Liquidation Events listed below, SIEMENS shall provide to Escrow Agent and to COMPANY, via certified mail, return receipt requested, an affidavit of an officer of SIEMENS reciting the occurrence of such event.

          a.   COMPANY has made an assignment for the benefit of creditors; or

          b. COMPANY is insolvent, is the subject of proceedings in bankruptcy or has ceased to conduct business in the normal course; or

          c. A receiver, trustee, referee or similar officer has been appointed to take charge of the Source Code; or

          d. COMPANY is no longer providing support for Product and features in Attachment A to the Agreement.

     B. Within ten (10) business days subsequent to Escrow Agent's receipt of an affidavit in accordance with Section 2. A. hereof from SIEMENS (the "Response Period"), COMPANY must, if it has any objection to the release of said Source Code, file with Escrow Agent an affidavit executed by an officer of COMPANY stating that the event described in SIEMENS's notice has not occurred or has been cured. If COMPANY'S objection is not provided to the Escrow Agent within the Response Period, then, on the day after the end of the Response Period, Escrow Agent is authorized to, and shall immediately, deliver said Source Code to SIEMENS subject to the terms of the Release Escrow Agreement.

     C. If COMPANY timely files an affidavit disputing SIEMENS's claim that a specific event has occurred, the Escrow Agent shall not deliver said Source Code to SIEMENS until directed to do so by COMPANY and SIEMENS jointly, or until Escrow Agent is instructed to do so by an arbitration panel in accordance with the following:

                         SIEMENS / CASTLE OEM CONTRACT


          a. All disputes or disagreements between SIEMENS and COMPANY involving the interpretation or enforcement of this Escrow Agreement, or arising from or relating to this Escrow Agreement, shall be determined in the same manner as set forth in the AGREEMENT, excepting that COMPANY and SIEMENS agree that they will jointly petition the arbitrator(s) to commence the appropriate proceedings within ten (10) days of initiation of such dispute or disagreement and to conduct such proceedings in an expedited manner.

3.   TERM OF ESCROW AGREEMENT

     This Escrow Agreement shall remain in full force and effect in perpetuity or until terminated by SIEMENS or until the Escrow Agent receives notice from either party that the Agreement has expired or terminated. Upon termination, any and all documentation and programs showing the Source Code shall be promptly returned to COMPANY. Any disputes arising from a claim of termination of the Agreement will be negotiated by the Parties in good faith.

4.   GENERAL

     A. Escrow Agent shall be entitled to a set up fee of $__________ and an annual storage charge of $__________ as compensation for performance of its duties hereunder, which fee and charge are to be borne by
          ______________.

     B. Escrow Agent shall have no responsibility with respect to the accuracy or completeness of the Source Code.

     C. Except as provided herein, Escrow Agent agrees that it shall not divulge or disclose or otherwise make available to any third party whatsoever, or make any use whatsoever of the Source Code without the express prior written consent of COMPANY and that it shall take any and all steps necessary to prevent disclosure of the Source Code while in its provision.

     D. Escrow Agent shall not, by reason of its execution of this Agreement, assume any responsibility or liability for any transactions between COMPANY and SIEMENS other than for the performance of its obligations with respect to the Source Code held by it in accordance with this Escrow Agreement. The party pursuant to whose directions Escrow Agent acts shall indemnify and hold harmless Escrow Agent from any and all liability, damage, costs or expenses, including reasonable attorney's fees, which may be sustained or incurred by Escrow Agent as a result of the taking of such directed action.

5.   CONFLICTS

     In the event of any conflicts between this Escrow Agreement and the Agreement, this Escrow Agreement shall control.

                         SIEMENS / CASTLE OEM CONTRACT


6.   NOTICES

     Any notice required or permitted by this Escrow Agreement shall be in writing and accomplished by personal delivery, registered or certified mail. Such notice shall be deemed to have been given at the time of personal delivery or, in the case of mail, five (5) days after it has been mailed by such certified or registered mail to the address of SIEMENS (as set forth on the first page of this Escrow Agreement) Attention: Legal Department, and/or the address of COMPANY (as set forth on the first page of this Escrow Agreement) and/or the address of Escrow Agent (as set forth on the first page of this Escrow Agreement) or to such other address as may be specified by similar notice.

IN WITNESS WHEREOF, Escrow Agent, COMPANY Corporation, and SIEMENS have each caused this Escrow Agreement to be signed and delivered by their duly authorized representatives.


(Escrow Agent)

By:                                                         Date:


(COMPANY INCORPORATED)

By:                                                         Date:


Siemens Information & Communication Networks, Inc.

By:                                                         Date:

                         SIEMENS / CASTLE OEM CONTRACT


                                  ATTACHMEMT J

                     DESCRIPTION OF ESCROW MATERIALS DEPOSIT


Ref:   Deposit Account Number:_________________ Account
Name:___________________________

COMPANY, INC., pursuant to an Escrow Agreement dated, between Siemens Information and Communications Networks, Inc., the Registered Licensee and Beneficiary, and COMPANY, INC., hereby deposits the below described materials into the above referenced Deposit Account by transferring them to Escrow Holder:
The Deposit type is: (Check space that applies)

                  Initial Deposit _____Supplemental Deposit____

                                   DESCRIPTION


Name:________________________________ Version:________________________________

Date:________________CPU/OS:_________ Revision:_______________________________

Application:__________________________________________________________________

Utilities Needed:_____________________________________________________________

Special Operating Instructions:_______________________________________________

Item Description:_____________ Media:______________ Quantity:_________________

Signatures below certify that the above described materials were delivered/sent to Escrow Holder, and that materials were received.

SENDER                                        RECEIVER__________________________

Signature:__________________________________  Signature:________________________

Name:_______________________________________  Name:_____________________________

Title:______________________________________  Title:____________________________

For:________________________________________  For:______________________________

Date Sent:__________________________________  Date Received:____________________